                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

   Date of Report February 2, 1998


                         THE COLONIAL BANCGROUP, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                 0-07945             63-0661573
 (State of Incorporation)    (Commission File No.)   (IRS Employer I.D. No.)


     One Commerce Street, Montgomery, Alabama                   36104
     (Address of Principal Executive Office)                  (Zip Code)


      Registrant's telephone number, including area code:  334-240-5000

Item 5.  OTHER EVENTS

BancGroup completed business combinations with United American Holding Corporation ("UAH"), First Central Bank ("FCB") and South Florida Banking Corp. ("SFB") on February 2, 1998, February 11, 1998 and February 12, 1998. These combinations were accounted for as poolings of interests. Accordingly, the accompanying consolidated selected financial data, management's discussion and analysis and consolidated financial statements as of December 31, 1997, 1996 and 1995, and for each of the three years in the period ended December 31, 1997 have been restated to give retroactive effect to the combinations with UAH, FCB and SFB and include the combined operations of BancGroup, UAH, FCB and SFB for all periods presented.

SELECTED FINANCIAL DATA97

                                                             For the years ended
                                    December 31, 1997, 1996, 1995, 1994 and 1993
                                        (In thousands, except per share amounts)


STATEMENT OF INCOME
Interest income                                 $ 540,699      $ 444,082      $ 371,985      $ 278,223      $ 224,209
Interest expense                                  267,084        219,494        182,441        113,715         88,568
---------------------------------------------------------------------------------------------------------------------
Net interest income                               273,615        224,588        189,544        164,508        135,641
Provision for possible loan losses                 14,860         13,564         10,180          8,943         14,437
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                            258,755        211,024        179,364        155,565        121,204
Noninterest income                                 92,550         74,860         63,479         56,567         53,655
Noninterest expense                               213,769        182,588        163,001        154,083        135,471
SAIF special assessment(1)                             --          4,465             --             --             --
Acquisition expense(2)                              6,463         11,918          1,738          1,348            960
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                        131,073         86,913         78,104         56,701         38,428
Applicable income taxes                            48,557         30,631         27,462         18,610         12,216
---------------------------------------------------------------------------------------------------------------------
Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes                      82,516         56,282         50,642         38,091         26,212
Extraordinary items, net of income taxes               --             --             --             --           (396)
Cumulative effect of a change in
  accounting for income taxes                          --             --             --             --          3,890
---------------------------------------------------------------------------------------------------------------------
Net income                                      $  82,516      $  56,282      $  50,642      $  38,091      $  29,706
=====================================================================================================================
Income excluding SAIF special assessment
   and acquisition expense(1)(2)(3)             $  87,686      $  68,719      $  52,032      $  39,169      $  26,980
=====================================================================================================================

EARNINGS PER SHARE
  Income excluding SAIF special assessment
  and acquisition expense:(1)(2)(3)
    Basic                                       $    1.88      $    1.60      $    1.31      $    1.05      $    0.80
    Diluted                                     $    1.83      $    1.54      $    1.22      $    0.98      $    0.76
  Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes:
    Basic                                       $    1.77      $    1.31      $    1.27      $    1.02      $    0.78
    Diluted                                     $    1.72      $    1.27      $    1.18      $    0.96      $    0.74
  Net income:
    Basic                                       $    1.77      $    1.31      $    1.27      $    1.02      $    0.89
    Diluted                                     $    1.72      $    1.27      $    1.18      $    0.96      $    0.84

  Average shares outstanding:
    Basic                                          46,536         42,839         39,787         37,361         33,512
    Diluted                                        48,158         44,776         43,649         40,993         37,465

Cash dividends per common share:
  Common                                        $    0.60      $    0.54      $  0.3375             --             --
  Class A                                              --             --      $  0.1125      $    0.40      $   0.355
  Class B                                              --             --      $  0.0625      $    0.20      $   0.155
=====================================================================================================================

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs and related restructuring expense of business combinations discussed in Note 2 to the Consolidated Financial Statements.
(3) 1993 also excludes the effect of extraordinary items and the cumulative effect of a change in accounting for income taxes.

                                                             For the years ended
                                    December 31, 1997, 1996, 1995, 1994 and 1993
                                        (In thousands, except per share amounts)


STATEMENT OF CONDITION DATA
At year-end:
  Total assets                                        $7,442,661      $6,165,691      $5,370,361      $4,214,492      $4,022,477
  Loans, net of unearned income                        5,585,901       4,558,780       3,924,785       2,959,565       2,468,564
  Mortgage loans held for sale                           225,331         157,966         116,688          61,556         368,515
  Deposits                                             5,771,702       4,728,896       4,223,539       3,378,252       3,252,771
  Long-term debt                                         315,252          39,092          48,688          89,040          57,397
  Shareholders' equity                                   543,262         443,391         388,770         298,812         279,300
Average balances:
  Total assets                                         6,911,648       5,742,474       4,756,418       4,028,482       3,308,106
  Interest-earning assets                              6,325,872       5,253,921       4,347,437       3,645,499       2,945,172
  Loans, net of unearned income                        5,184,653       4,240,554       3,371,192       2,669,363       1,988,563
  Mortgage loans held for sale                           149,309         135,135          98,785         135,046         248,502
  Deposits                                             5,442,818       4,463,015       3,787,613       3,280,208       2,666,025
  Shareholders' equity                                   504,739         423,289         339,734         292,892         220,802
Book value per share at year-end                      $    11.52      $    10.23      $     9.38      $     7.88      $     7.66
Tangible book value per share at year-end             $    10.05      $     9.54      $     8.65      $     7.37      $     7.21
================================================================================================================================

SELECTED RATIOS
Income excluding SAIF special assessment
  and acquisition expense to:(1)(2)(3)
    Average assets                                          1.27%           1.20%           1.09%           0.97%           0.82%
    Average shareholders' equity                           17.37           16.23           15.32           13.37           12.22
Income before extraordinary items and the
  cumulative effect of a change in
  accounting for income taxes to:
    Average assets                                          1.19            0.98            1.06            0.95            0.79
    Average shareholders' equity                           16.35           13.30           14.91           13.01           11.87
Net income to:
    Average assets                                          1.19            0.98            1.06            0.95            0.90
    Average shareholders' equity                           16.35           13.30           14.91           13.01           13.45
Efficiency ratio excluding SAIF and
  acquisition expense(1)(2)                                57.94           60.46           63.89           69.00           71.23
Dividend payout ratio                                      33.90           41.22           35.43           39.22           39.89
Average equity to average total assets                      7.30            7.37            7.14            7.27            6.67
Total nonperforming assets to
  net loans, other real estate and repossessions            0.76            0.81            0.90            1.37            2.15
Net charge-offs to average loans                            0.24            0.16            0.18            0.11            0.52
Allowance for possible loan losses to
  total loans (net of unearned income)                      1.21            1.27            1.29            1.54            1.59
Allowance for possible loan losses to
  nonperforming loans(4)                                     241%            225%            240%            208%            184%
================================================================================================================================

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs and related restructuring expense of business combinations discussed in Note 2 to the Consolidated Financial Statements.
(3) 1993 also excludes the effect of extraordinary items and the cumulative effect of a change in accounting for income taxes.
(4) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 40.

SELECTED QUARTERLY FINANCIAL DATA 97



                                        (In thousands, except per share amounts)

                                                      1997                                           1996
---------------------------------------------------------------------------------------------------------------------------
                                  DEC. 31    SEPT. 30     JUNE 30    MARCH 31    DEC. 31    SEPT. 30     JUNE 30   MARCH 31
---------------------------------------------------------------------------------------------------------------------------
Interest income                  $142,492    $138,483    $132,680    $127,044   $117,041    $113,929    $109,767   $103,345
Interest expense                   70,157      68,443      65,515      62,969     57,905      56,256      53,735     51,598
---------------------------------------------------------------------------------------------------------------------------
Net interest income                72,335      70,040      67,165      64,075     59,136      57,673      56,032     51,747
Provision for loan losses           5,272       2,819       3,713       3,056      6,490       2,882       2,185      2,007
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses       67,063      67,221      63,452      61,019     52,646      54,791      53,847     49,740
---------------------------------------------------------------------------------------------------------------------------
Net income                       $ 21,145    $ 21,931    $ 19,968    $ 19,472 $    8,251    $ 15,221    $ 17,533   $ 15,277
---------------------------------------------------------------------------------------------------------------------------
Income excluding SAIF
  special assessment and
  acquisition expense(1)(2)      $ 23,704    $ 23,156    $ 20,748    $ 20,078   $ 16,497    $ 18,626    $ 17,889   $ 15,707
---------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE:
Income excluding SAIF
  special assessment and
  acquisition expense:(1)(2)
    Basic                        $   0.50    $   0.49    $   0.45    $   0.44   $   0.38    $   0.43    $   0.42   $   0.37
    Diluted                      $   0.49    $   0.48    $   0.44    $   0.42   $   0.37    $   0.41    $   0.40   $   0.36
Net income:
    Basic                        $   0.45    $   0.47    $   0.43    $   0.42   $   0.19    $   0.35    $   0.41   $   0.36
    Diluted                      $   0.44    $   0.45    $   0.42    $   0.41   $   0.18    $   0.34    $   0.40   $   0.35
===========================================================================================================================


(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs and related restructuring expense of business combinations discussed in Note 2 to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS 97

INTRODUCTION

         Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a detailed analysis of the financial results of The Colonial BancGroup, Inc. and subsidiaries ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy. The following discussion reflects the effect of the poolings of interests business combinations with United American Holding Corporation, First Central Bank, and South Florida Banking Corp. which occurred on February 2, 1998, February 11, 1998 and February 12, 1998, respectively.

BACKGROUND

         BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 50 business combinations BancGroup has grown to a $7.4 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995, BancGroup expanded into the Atlanta metropolitan market through the acquisition of Mt. Vernon Financial Corp. In 1996, the Company continued its expansion in the Atlanta area with the merger of Commercial Bancorp of Georgia, Inc. and moved into Florida with the merger of Orlando based Southern Banking Corporation. In 1997, expansion continued in central Florida with the mergers of Tomoka Bancorp, Inc. in the Daytona area, First Family Financial Corporation in Eutis and First Commerce Banks of Florida, Inc. in Winter Haven. BancGroup entered four new banking markets during 1997 which include South Florida (Miami area), Southwest Florida (Ft. Myers area), Bay Area (Tampa) and North Georgia (Dalton). The mergers of Jefferson Bancorp, Inc. and Dadeland BancShares, Inc. in Miami and Great Southern Bancorp in Palm Beach established the South Florida region. The merger with First Independence Bank of Florida in Ft. Myers established the Company's presence in the Southwest Florida market. The merger with Fort Brooke Bancorporation in Tampa created BancGroup's Bay Area region. Expansion into North Georgia was established with the merger of D/W Bancshares, Inc. in Dalton. In 1998, the Company increased its presence in the Central, Bay Area and Southwest Florida markets with the mergers of United American Holding Corporation in Orlando, First Central Bank in St. Petersburg and South Florida Banking Corp. in Bonita Springs, respectively. BancGroup also increased its market share in East Central Alabama with the merger of ASB Bancshares, Inc. BancGroup currently has pending mergers with Commercial Bank of Nevada in Las Vegas, Nevada, CNB Holding Corporation in Daytona Beach, Florida, First Macon Bank & Trust in Macon, Georgia and FirstBank in Dallas, Texas. BancGroup's expansion in Georgia, Florida and now in Nevada and Texas reflects a corporate goal to establish its community banking concept in the higher growth market areas not only in the Southeast, but other areas of the country as well.

   More importantly, BancGroup's operating earnings (income before extraordinary items, accounting changes, the one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") and acquisition expenses) per share have increased an average of 20.6% per year since 1993 and in 1997 the Company achieved a 17.37% return on average equity and a 1.27% return on average assets (based on operating earnings).

         BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

       - COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated local management team and developing a strong customer base, particularly with respect to lending relationships.

       - CONTINUITY AND CONSISTENCY OF MANAGEMENT: Robert E. Lowder has been Chairman and CEO of BancGroup since inception and Chairman and CEO of Colonial Mortgage Company ("CMC") for 27 years. BancGroup's President, P.L. (Mac) McLeod, has been with BancGroup for 16 years, previously serving as President of the Montgomery Region bank. CMC's President Ronnie Wynn, has been in that position for 21 years and is a former president of the Mortgage Bankers Association of America.

       - COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as the Atlanta, Georgia and Orlando, Miami and Tampa, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 23% and 14% in 1997 and 1996, respectively. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

       - CONSUMER REAL ESTATE: Since 1993, BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, BancGroup acquired CMC in February 1995, one of the 50 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 158% from $904 million at December 31, 1993 to $2.3 billion at December 31, 1997. The portfolio of mortgage loans has a relatively low credit risk and provides a source of liquidity by serving as collateral for Federal Home Loan Bank borrowings. CMC's $12.9 billion portfolio of loans serviced for others provides a steady source of noninterest income.

       - GROWTH MARKET EXPANSION: The Company's strategy has concentrated on expanding into growth markets by merging with banks that have strong local management. BancGroup has been most successful in Florida, where over the twenty-month period, from July 1996 through February 1998, twelve acquisitions have been completed creating four regional banks in major growth markets of Florida. The Central Florida Region now consists of $880 million in assets and 33 branches in Orlando, Daytona and the Lakeland/Winter Haven market areas. The South Florida Region consists of $742 million in assets and 19 branches from Miami to West Palm Beach. The Bay Area Region consists of $271 million in assets with branches in Tampa and St. Petersburg. The Southwest Florida Region consists of $320 million in assets and 15 branches in Naples, Bonita Springs, and Ft. Myers. The management teams in each of these areas, along with the significant physical presence in each area, should provide a foundation for significant internal growth as well as an efficient platform for future expansion.

         In addition to the Florida expansion, during 1997 BancGroup added to its Georgia locations with the acquisition of $139 million in assets and three branches in Dalton and established a new loan production office in Chattanooga, TN.

         BancGroup increased its Alabama market share with the March 1997 acquisition of a bank with $55 million in assets and six branches between Mobile and Montgomery and the February 1998 acquisition of a $159 million asset bank with nine branches between Birmingham and Chattanooga.

         With the announcement of the pending mergers of Commercial Bank of Nevada in Las Vegas, Nevada and FirstBank in Dallas, Texas, BancGroup has made its first step into growth markets outside the Southeast. The Las Vegas market represents one of the fastest growing markets in the country and Nevada is ranked first in the country with respect to projected population growth over the next twenty years. For a number of years Colonial Mortgage Company has operated on a national basis focusing on the highest growth markets in the country. This acquisition represents the initiation of BancGroup's strategy to parallel the mortgage company's focus and provide its banking services in some of those same markets.

       - COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 71.23% in 1993 to 57.94% in 1997. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at low marginal cost. This same structure should also allow for additional efficiencies in the recently acquired institutions which are not reflected in the operating costs presented.

       - CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in 1997 by BancGroup's acquisition activities and its 10.39% internal growth in loans. CMC provides asset generating sources for mortgage loans, as noted, and mortgage servicing rights. The book value of CMC's mortgage servicing rights increased by 43.44% in 1997 through the net addition of $2.2 billion to its servicing portfolio.

       - ASSET QUALITY: Maintaining high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. Nonperforming assets as a percentage of loans and other real estate was reduced to .76% at December 31, 1997, its lowest level in five years, primarily through sales of other real estate. Net charge-offs over the past five years have consistently compared favorably with the Company's peer group and were only .24% of average loans in 1997 and .16% in 1996.

       - PRODUCT AND SERVICE ENHANCEMENTS: In 1997, BancGroup continued its commitment to expand its services through increased efforts in private banking with additional products and asset management through trust services and investment sales products and services. With BancGroup's expansion into the Florida market, an international banking unit is being established to provide and service the needs of customers involved in international activities. In 1995 and 1996 steps were taken to provide better customer access to products and services. As part of this effort the Company 1) issued the Colonial Check Card, a debit card allowing customers to make purchases with funds from their checking account, 2) established telephone banking, giving customers the capability to pay bills and transfer funds by phone, and 3) created computer banking services allowing customers to conduct banking business from their home computers. Customers needs are constantly changing, and BancGroup will continue to investigate methods of improving customer service through new services, product enhancements and technological advances.

       - STOCK SPLIT: On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

         Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through 1997.

BUSINESS COMBINATIONS

         A principal part of BancGroup's strategy is to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

         BancGroup recently completed the following business combinations with other financial institutions. These business combinations have been reflected in the financial statements at December 31, 1997. The balances reflected are as of the date of consummation.

(DOLLARS IN THOUSANDS)
                                             ACCOUNTING        DATE          BANCGROUP      TOTAL        TOTAL        TOTAL
FINANCIAL INSTITUTIONS                        TREATMENT    CONSUMMATED         SHARES       ASSETS       LOANS      DEPOSITS
----------------------------------------------------------------------------------------------------------------------------
1995
Colonial Mortgage Company (AL)                 Pooling       02/17/95        4,545,454    $ 71,000     $  1,675     $     --
Brundidge Banking Company (AL)                 Purchase      03/31/95          532,868      56,609       31,577       46,044
Mt. Vernon Financial Corp. (GA)                Purchase      10/20/95        1,043,440     217,967      192,167      156,356
Farmers & Merchants Bank (AL)                  Purchase      11/03/95          513,686      56,050       25,342       45,448
----------------------------------------------------------------------------------------------------------------------------
1996*
Commercial Bancorp of Georgia, Inc. (GA)       Pooling       07/03/96        2,306,460     232,555      145,429      207,641
Southern Banking Corporation (FL)              Pooling       07/03/96        2,858,494     232,461      160,864      205,602
Dothan Federal Savings Bank (AL)               Purchase      07/08/96          154,690      48,366       36,497       39,931
----------------------------------------------------------------------------------------------------------------------------
1997
Jefferson Bancorp, Inc. (FL)                   Pooling       01/03/97        3,854,952     472,732      322,857      405,836
Tomoka Bancorp, Inc. (FL)                      Pooling       01/03/97          661,992      76,700       51,600       68,200
First Family Financial Corp. (FL)              Purchase      01/09/97          330,564     167,300      117,500      156,700
D/W Bankshares, Inc. (GA)                      Pooling       01/31/97        1,016,548     138,686       71,317      124,429
Shamrock Holdings, Inc. (AL)                   Purchase      03/05/97               --      54,500       19,300       46,400
Fort Brooke Bancorporation (FL)                Pooling       04/22/97        1,599,973     208,800      141,500      185,800
Great Southern Bancorp (FL)                    Pooling       07/01/97          927,811     121,009       98,100      106,673
First Commerce Banks of Florida, Inc. (FL)     Purchase      07/01/97          685,695      97,093       64,472       88,302
Dadeland BancShares, Inc. (FL)                 Purchase      09/15/97               --     169,946      103,199      145,491
First Independence Bank of Florida (FL)        Pooling       10/01/97          503,932      65,048       50,699       58,283
----------------------------------------------------------------------------------------------------------------------------
1998
United American Holding Corp. (FL)             Pooling       02/02/98        2,113,206    $275,263     $197,623     $236,773
First Central Bank (FL)                        Pooling       02/11/98          688,684      62,897       40,451       52,048
South Florida Banking Corp. (FL)               Pooling       02/12/98        1,932,229     255,769      172,992      226,999
----------------------------------------------------------------------------------------------------------------------------

* On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

         In addition to the combinations shown above, BancGroup has closed or has plans to close the following combinations after December 31,1997. The balances reflected are as of December 31, 1997. The following business combinations have not been reflected in the financial statements at December 31, 1997.

(Dollars in thousands)
                                            ACCOUNTING        DATE          BANCGROUP        TOTAL        TOTAL        TOTAL
FINANCIAL INSTITUTIONS                      TREATMENT     CONSUMMATED        SHARES          ASSETS       LOANS       DEPOSITS
------------------------------------------------------------------------------------------------------------------------------
ASB Bancshares, Inc. (AL)                    Purchase       02/05/98          467,257       158,656      110,093       135,940
Commercial Bank of Nevada (NV)               Pooling        Pending           842,157       120,108       84,108       108,661
CNB Holding Corporation (FL)                 Pooling        Pending           932,227        83,273       59,949        74,878
First Macon Bank & Trust (GA)                Pooling        Pending         1,844,500       186,370      126,556       169,055
FirstBank (TX)                               Pooling        Pending         1,200,000       144,994       46,760       125,518
Prime Bank of Central Florida (FL)           Pooling        Pending           586,560        68,295       42,484        61,375

The combination with CMC in 1995 was accounted for using a method of accounting similar to a pooling of interests. The 1996 combinations with Southern and Commercial, the 1997 combinations with Jefferson, D/W Bankshares and Fort Brooke and the 1998 combinations with United American, First Central and South Florida were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The 1997 combinations with Tomoka, Great Southern and First Independence were accounted for using the pooling-of-interests method; however, due to immateriality, the prior year financial statements were not restated. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1996 and 1997 cannot reasonably be determined.

         The combinations have had an impact on the comparisons of operating results for 1996 and 1997 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

         On February 17, 1995, BancGroup completed the acquisition of CMC. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through the establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

         At December 31, 1997, CMC provided servicing for approximately 157,000 customers with a total outstanding balance of $12.9 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 49% and 48% of BancGroup's noninterest income for 1997 and 1996.

CONSUMER REAL ESTATE LENDING

         Through its wholesale and retail offices, CMC originated over $4.2 billion in residential real estate loans from 1995 through 1997. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been retaining adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

         CMC currently originates residential mortgages in 34 states through 4 regional offices and services 157,000 customers located in 44 states and the District of Columbia. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include the greater Seattle area, Las Vegas, Phoenix, Dallas/Ft. Worth, Cincinnati and Greensboro, N.C.

CAPITAL UTILIZATION

         BancGroup provides a capital base for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. During 1996 and 1997, CMC acquired a total of $2.8 billion in bulk servicing. In addition, CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

         CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $187 million and $157 million in 1997 and 1996, respectively. These balances represent 3.9% of the total increase of 20.7% in average noninterest bearing demand deposits from 1996 to 1997. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

CROSS-SELLING OF CUSTOMERS

         BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.





REVIEW OF RESULTS OF OPERATIONS

OVERVIEW

         BancGroup is involved in two primary lines of business: commercial banking and mortgage banking, through its wholly owned subsidiaries Colonial Bank and Colonial Mortgage Company ("CMC"). The following summary of BancGroup's results of operations discusses the related impact of each line of business to the earnings of the Company.

LINE OF BUSINESS RESULTS
(Dollars in thousands)

                                                  COLONIAL             COLONIAL                              CONSOLIDATED
YEAR ENDED DECEMBER 31, 1997                        BANK               MORTGAGE           OTHER(1)             BANCGROUP
-------------------------------------------------------------------------------------------------------------------------
Net interest income                              $ 272,445             $  7,196           $ (6,026)            $ 273,615
Provision for possible loan losses                 (14,860)                  --                 --               (14,860)
Noninterest income                                  46,480               45,565                505                92,550
Amortization and depreciation                       17,825               17,796                 --                35,621
Noninterest expense                                162,750               17,132              4,729               184,611
------------------------------------------------------------------------------------------------------------------------
Pretax income                                      123,490               17,833            (10,250)              131,073
Income taxes                                       (44,756)              (6,688)             2,887               (48,557)
------------------------------------------------------------------------------------------------------------------------
Net income                                          78,734               11,145             (7,363)               82,516
Acquisition expense, net of taxes                    4,483                   --                687                 5,170
------------------------------------------------------------------------------------------------------------------------
Income excluding acquisition expense             $  83,217             $ 11,145           $ (6,676)            $  87,686
------------------------------------------------------------------------------------------------------------------------

                                                  COLONIAL             COLONIAL                              CONSOLIDATED
YEAR ENDED DECEMBER 31, 1996                        BANK               MORTGAGE           OTHER(1)             BANCGROUP
-------------------------------------------------------------------------------------------------------------------------
Net interest income                              $ 219,878             $  6,354           $ (1,644)            $ 224,588
Provision for possible loan losses                 (13,564)                  --                 --               (13,564)
Noninterest income                                  36,881               36,249              1,730                74,860
Amortization and depreciation                       12,536               13,088                 --                25,624
Noninterest expense                                147,742               16,576              9,029               173,347
------------------------------------------------------------------------------------------------------------------------
Pretax income                                       82,917               12,939             (8,943)               86,913
Income taxes                                       (28,039)              (4,834)             2,242               (30,631)
------------------------------------------------------------------------------------------------------------------------
Net income                                          54,878                8,105             (6,701)               56,282
SAIF assessment, net of taxes                        2,903                   --                 --                 2,903
Acquisition expense, net of taxes                    8,567                   --                967                 9,534
------------------------------------------------------------------------------------------------------------------------
Income excluding SAIF and acquisition
  expense                                        $  66,348             $  8,105           $ (5,734)            $  68,719
------------------------------------------------------------------------------------------------------------------------

                                                  COLONIAL             COLONIAL                              CONSOLIDATED
YEAR ENDED DECEMBER 31, 1995                        BANK               MORTGAGE           OTHER(1)             BANCGROUP
-------------------------------------------------------------------------------------------------------------------------
Net interest income                              $ 187,216             $  4,690           $ (2,362)            $ 189,544
Provision for possible loan losses                 (10,180)                  --                 --               (10,180)
Noninterest income                                  34,822               28,353                304                63,479
Amortization and depreciation                        8,862                9,518                 --                18,380
Noninterest expense                                126,422               13,626              6,311               146,359
------------------------------------------------------------------------------------------------------------------------
Pretax income                                       76,574                9,899             (8,369)               78,104
Income taxes                                       (25,486)              (3,813)             1,837               (27,462)
------------------------------------------------------------------------------------------------------------------------
Net income                                          51,088                6,086             (6,532)               50,642
Acquisition expense, net of taxes                    1,066                   --                324                 1,390
------------------------------------------------------------------------------------------------------------------------
Income excluding acquisition expense             $  52,154             $  6,086           $ (6,208)            $  52,032
------------------------------------------------------------------------------------------------------------------------

(1) Represents holding company financing costs and certain unallocated expenses.

         Consistently increasing net income is a primary goal of management. Operating earnings, as restated, increased 28% in 1997, 37% in 1996 and 34% in 1995. The most significant factors affecting income for 1997, 1996 and 1995 are highlighted below and discussed in greater detail in subsequent sections.

       - An increase in 1997 of 20.4% in average earning assets. This follows an increase of 20.9% in 1996.

       - An increase of $17.7 million (24%) and $11.4 million (18%) in noninterest income in 1997 and 1996, respectively.

       - Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $12.2 million or .24% of average net loans in 1997 and $7.0 million or .16% of average net loans in 1996.

       - Loan growth, excluding acquisitions, of 10.39% in 1997 following an increase of 17.36% in 1996.

       - An increase in average loans as a percent of average earning assets to 82.0% in 1997 from 80.7% in 1996.

       - Noninterest expenses, excluding SAIF special assessment and acquisition expense, as a percent of average assets were reduced to 3.09% in 1997 from 3.18% in 1996.

NET INTEREST INCOME

         Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.37% in 1997 compared to 4.33% in 1996 and 4.41% in 1995. Over this period net interest income on a fully tax equivalent basis increased to $276 million in 1997 from $227 million in 1996 and $192 million in 1995. The principal factors affecting the Company's yields and net interest income are discussed on the following pages.

LEVELS OF INTEREST RATES

         In 1996 and 1997 rates remained fairly constant resulting in little impact on interest spreads or margins. Short-term rates increased into late 1995 before starting to decline and leveling off in 1996 and remaining relatively constant through 1997. For example, the average fed funds rate for overnight bank borrowings reached 6.00% midyear 1995 before decreasing to 5.95% in December 1995 and 5.25% in February 1996 before increasing to 5.50% in March 1997. The Company's prime rate increased to 9% midyear 1995 before declining to 8.5% in December 1995 and 8.25% in February 1996. BancGroup's prime rate increased to 8.5% in March 1997, where it remained the rest of the year.

ACQUISITIONS

         Further expansion into Florida in 1997 has resulted in improved margins due to the lower cost of funds in this market. The institutions acquired in 1997 had an average cost of funds of 4.41% compared to the 5.08% as originally reported by BancGroup in 1996.

         The thrift acquisitions completed during 1995 and 1996 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits and rates on interest-bearing deposits were slightly higher. These institution's rates were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-EARNING ASSETS

       - Growth in Earning Assets

         One of the most significant factors in the Company's increase in income has been the 20.4% and 20.9% increase in average interest-earning assets in 1997 and 1996, respectively. In addition and equally significant, average net loans increased $944 million (22%) from December 31, 1996 to December 31, 1997. Earning assets as a percentage of total average assets was 91.5% in both 1996 and 1997.

       - Mortgage Loans Held for Sale

         The level and direction of long-term interest rates has a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. Average mortgage loans held for sale increased from $99 million in 1995 to $135 million in 1996 and $149 million in 1997. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by CMC then packaged and sold in the secondary market. CMC incurs gains or losses associated with rate fluctuations. CMC limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

       - Loan Mix

         During 1997 all categories of loans increased. The mix of loans remained relatively consistent. Residential real estate loans continue to be the largest concentration at 41.8% and 42.3% of total loans at December 31, 1997 and 1996, respectively. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

INTEREST-BEARING LIABILITIES

       - Cost of Funds

         Competitive pressures on new time deposits and variable rate deposits remained strong in 1995, 1996 and 1997. The average cost of funds remained fairly constant at 4.94%, 4.91% and 4.95% in 1995, 1996 and 1997, respectively. The primary reason for little change in the cost of funds is the increase in concentration of Florida deposits which had lower market rates. The Florida interest-bearing liabilities average 4.41% compared to BancGroup's consolidated rate of 4.95%. As discussed under Liquidity and Interest Sensitivity, BancGroup's source of funds are considered adequate to fund future loan growth.

AVERAGE VOLUME AND RATES

                                                      1997                             1996                           1995
------------------------------------------------------------------------------------------------------------------------------------
                                         AVERAGE               AVERAGE    AVERAGE             AVERAGE    AVERAGE             AVERAGE
(IN THOUSANDS)                            VOLUME    INTEREST     RATE      VOLUME    INTEREST   RATE      VOLUME    INTEREST  RATE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income(1)                            $ 5,184,653  $467,784     9.02%  $ 4,240,554  $381,797   9.00%  $ 3,371,192  $313,147   9.29%
Mortgage loans held for sale               149,309    11,701     7.84       135,135    10,577   7.83        98,785     7,423   7.51
Investment securities and
  securities available for sale:
  Taxable                                  809,410    51,747     6.39       701,048    42,927   6.12       698,625    41,585   5.95
  Nontaxable(2)                             77,489     5,802     7.49        71,480     5,407   7.56        67,809     5,142   7.58
  Equity securities(3)                      42,798     3,142     7.34        34,350     2,494   7.26        33,146     2,499   7.54
-----------------------------------------------------------------------------------------------------------------------------------

  Total investment securities              929,697    60,691     6.53%      806,878    50,828   6.30%      799,580    49,226   6.16%
Federal funds sold and
  securities purchased under
  resale agreements                         61,526     3,282     5.33        69,860     3,618   5.18        66,551     3,884   5.84
Interest-earning deposits                      687        45     6.55         1,494        89   5.96        11,329       698   6.16
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets          6,325,872  $543,503     8.59%    5,253,921  $446,909   8.51%    4,347,437  $374,378   8.61%
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                  (65,134)                         (53,931)                       (44,917)
Cash and due from banks                    209,094                          179,566                        170,668
Premises and equipment, net                132,294                           97,564                         73,365
Other assets                               309,522                          265,354                        209,865
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                           $ 6,911,648                      $ 5,742,474                    $ 4,756,418
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                           $ 1,049,395  $ 27,527     2.62%  $   857,128  $ 22,925   2.67%  $   817,398  $ 23,212  2.84%
  Savings deposits                         471,610    15,739     3.34       409,706    12,897   3.15       393,408    13,168  3.35
  Time deposits                          3,003,183   172,658     5.75     2,435,186   141,386   5.81     1,911,519   111,153  5.81
  Short-term borrowings                    714,525    40,112     5.61       728,577    39,547   5.43       518,909    31,082  5.99
  Long-term debt                           158,498    11,048     6.97        40,807     2,739   6.71        49,866     3,826  7.67
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities     5,397,211  $267,084     4.95%    4,471,404  $219,494   4.91%    3,691,100  $182,441  4.94%
----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand
  deposits                                 918,630                          760,995                        665,288
Other liabilities                           91,068                           86,786                         60,296
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                        6,406,909                        5,319,185                      4,416,684
Shareholders' equity                       504,739                          423,289                        339,734
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                 $ 6,911,648                      $ 5,742,474                    $ 4,756,418
----------------------------------------------------------------------------------------------------------------------------------

RATE DIFFERENTIAL                                                3.64%                          3.60%                         3.67%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS(4)                                 $276,419     4.37%               $227,415   4.33%               $191,937  4.41%
----------------------------------------------------------------------------------------------------------------------------------

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4)      Net interest income divided by average total interest-earning assets.




ANALYSIS OF INTEREST INCREASES (DECREASES)

                                               1997 CHANGE FROM 1996                         1996 CHANGE FROM 1995
------------------------------------------------------------------------------------------------------------------------------
                                                  ATTRIBUTED TO(1)                               ATTRIBUTED TO(1)
------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                        AMOUNT      VOLUME     RATE        MIX         AMOUNT     VOLUME       RATE        MIX
------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Taxable securities                 $ 8,820     $ 6,635   $ 1,892      $ 293       $  1,342   $    144    $ 1,194    $     4
  Nontaxable securities (2)              395         455       (55)        (5)           265        278        (13)         -
  Dividends on preferred
    stocks (3)                           648         613        28          7             (5)        91        (92)        (4)
------------------------------------------------------------------------------------------------------------------------------
  Total securities                     9,863       7,703     1,865        295          1,602        513      1,089          -
  Total loans (net of unearned
     income)                          85,987      85,002       806        179         68,650     80,754     (9,623)    (2,481)
  Mortgage loans held for sale         1,124       1,109        13          2          3,154      2,731        309        114
  Federal funds sold and
    securities purchased
    under resale agreements             (336)       (432)      109        (13)          (266)       193       (437)       (22)
  Interest-earning deposits              (44)        (48)        9         (5)          (609)      (606)       (23)        20
------------------------------------------------------------------------------------------------------------------------------
  Total                               96,594      93,334     2,802        458         72,531     83,585     (8,685)    (2,369)
------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                           4,602       5,142      (441)       (99)          (287)     1,128     (1,350)       (65)
  Savings deposits                     2,842       1,949       776        117           (271)       546       (784)       (33)
  Time deposits                       31,272      32,978    (1,383)      (323)        30,233     30,451       (171)       (47)
  Short-term borrowings                  565        (763)    1,354        (26)         8,465     12,559     (2,916)    (1,178)
  Long-term debt                       8,309       7,900       105        304         (1,087)      (695)      (479)        87
------------------------------------------------------------------------------------------------------------------------------
  Total                               47,590      47,206       411        (27)        37,053     43,989     (5,700)    (1,236)
------------------------------------------------------------------------------------------------------------------------------
Net interest income                  $49,004     $46,128   $ 2,391      $ 485       $ 35,478   $ 39,596    $(2,985)    (1,133)
==============================================================================================================================

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. Mix Change = change in volume times change in rate.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned as actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.

NONINTEREST INCOME

         One of the most important goals from 1995 through 1997 has been to increase noninterest income. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card processing services with any of its acquisitions. BancGroup currently derives approximately 49% of its noninterest income from mortgage banking related activities with the remaining 51% from traditional retail banking services including various deposit account charges, safe deposit box rentals, and credit life commissions. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.

         CMC has servicing and subservicing agreements under which it serviced 157,000, 132,000 and 118,000 mortgage loans with principal balances of $12.9 billion, $10.6 billion and $9.1 billion on December 31, 1997, 1996 and 1995, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $35.8 million, $28.1 million and $23.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. CMC, through its wholesale and retail offices, originated $1.6 billion, $1.5 billion and $1.1 billion in residential real estate loans in 1997, 1996, and 1995, respectively.

         Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1997 and 1996 average noninterest-bearing demand accounts (excluding CMC custodial deposits) increased 21% and 11%, respectively. This increase in volume and increases in service fee rates resulted in a 17% increase in service charge income in 1997 and a 18% increase in 1996.

         Other charges, fees, and commissions increased $1,425,000 or 22% in 1997 and decreased $245,000 or 4% in 1996. The increase is primarily from credit card related fees and official check commissions.

         BancGroup, through CMC, enters into offers to extend credit for mortgage loans to customers and into obligations to deliver and sell originated or acquired mortgage loans to permanent investors. Sales of servicing and loans servicing released by CMC resulted in income of $1,552,000, $330,000 and $988,000 for 1997, 1996 and 1995, respectively, and is the primary reason for the increase in other income from 1996 to 1997. There were smaller increases in income from safe deposit boxes, ATM transaction fees, check card fees and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment service activities totaled $1,193,000, $945,000 and $649,000 in 1997, 1996 and
1995, respectively. With the Jefferson acquisition in 1997, BancGroup established trust services. Trust fees totaled $1,207,000, $1,095,000 and $1,256,000 for 1997, 1996 and 1995, respectively. Through its investment sales and trust departments, BancGroup has established asset management services for its customers.

         Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.

                                                                                       INCREASE (DECREASE)
--------------------------------------------------------------------------------------------------------------------------
                                                                                  1997                    1996
                                              YEARS ENDED DECEMBER 31           COMPARED                COMPARED
--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                            1997         1996          1995        TO 1996        %        TO 1995        %
--------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Mortgage servicing fees               $35,824      $28,057       $23,787      $  7,767        28%     $  4,270        18%
  Service charges on deposit
    accounts                             29,314       25,081        21,312         4,233        17         3,769        18
  Other charges, fees, and
    commissions                           7,808        6,383         6,628         1,425        22          (245)       (4)
  Other income                           18,152       15,382        10,939         2,770        18         4,443        41
--------------------------------------------------------------------------------------------------------------------------
Subtotal                                 91,098       74,903        62,666        16,195        22        12,237        20
  Other noninterest income items:
  Securities gains, net                     665          217           682           448                    (465)
  Gain (loss) on disposal of other
    real estate and repossessions           787         (260)          131         1,047                    (391)
--------------------------------------------------------------------------------------------------------------------------
Total noninterest income                $92,550      $74,860       $63,479       $17,690        24%      $11,381        18%
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

         The impact of the acquisitions is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 11% increase from 1996 to 1997 in noninterest expense as shown in the following schedule. The decrease in noninterest expense, excluding acquisition expense and SAIF special assessment, as a percent of average assets from 3.43% in 1995 to 3.18% in 1996 to 3.09% in 1997 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1997 and 1996 is the Company's current operating structure (regional and community banks supported by centralized backshop operations).

         Salaries and benefits increased $13.6 million or 17% in 1997 and increased $9.4 million or 14% in 1996. These increases are primarily due to increased staffing levels as a result of acquisitions as well as normal salary increases. The increase in amortization of mortgage servicing rights is a direct result of the growth in the mortgage servicing portfolio of CMC as previously discussed. Amortization of intangible assets increased due to the closing of two acquisitions, Shamrock and Dadeland, accounted for as purchases which required the recording of goodwill and core deposit intangibles. Increases in legal fees and supplies and postage are primarily due to additional branches and customers as a result of acquisitions. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $407,000 or 7% and $1,336,000 or 27% in 1997 and 1996, respectively, due to concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets. Additional expense was also incurred in the marketing of new products and services such as the check card, telephone banking and computer banking.

         Other expenses in 1997, 1996 and 1995 include approximately $6,463,000, $11,918,000 and $1,738,000, respectively associated with various acquisition efforts. Acquisition expenses are one time expenses associated with each acquisition. These expenses will continue to be incurred in connection with future acquisitions.

         As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $10 million in 1995 to $13 million in 1996 and $14 million in 1997 due to changes in the mix of loans, increases in the number of loans closed, and acquisitions.

         Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. These steps include continued centralization of accounting, data processing, deposit and loan operations functions of each acquisition into BancGroup's existing structure.

         The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds: the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). In 1996, legislation was approved in Congress to recapitalize the SAIF with a special one-time charge of 65.7 basis points, after adjusting for certain allowances. The assessment resulted in a pre-tax charge of $4.5 million in 1996 and allowed a reduction in the annual premium rate in future years.

                                                                                       INCREASE (DECREASE)
--------------------------------------------------------------------------------------------------------------------------
                                                                                  1997                    1996
                                              YEARS ENDED DECEMBER 31           COMPARED                COMPARED
--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                            1997         1996          1995        TO 1996        %        TO 1995        %
--------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits       $ 91,730    $  78,102     $  68,675      $ 13,628        17%     $  9,427        14%
  Net occupancy expense                  22,139       17,200        16,272         4,939        29           928         6
  Furniture and equipment expense        18,804       14,862        11,380         3,942        27         3,482        31
  Amortization of mortgage
    servicing rights                     17,071       13,627        10,261         3,444        25         3,366        33
  Amortization of intangible assets       3,184        2,150         1,610         1,034        48           540        34
  Acquisition expense                     6,463       11,918         1,738        (5,455)      (46)       10,180       586
  FDIC assessment                           982        2,475         5,070        (1,493)      (60)       (2,595)      (51)
  SAIF special assessment                    --        4,465            --        (4,465)     (100)        4,465       100
  Advertising and public relations        6,659        6,252         4,916           407         7         1,336        27
  Stationery, printing, and supplies      5,304        4,472         4,118           832        19           354         9
  Telephone                               5,198        5,044         4,045           154         3           999        25
  Legal fees                              2,860        3,258         2,818          (398)      (12)          440        16
  Postage                                 3,558        2,907         2,469           651        22           438        18
  Insurance                               1,901        2,183         1,842          (282)      (13)          341        19
  Other                                  34,379       30,056        29,525         4,323        14           531         2
--------------------------------------------------------------------------------------------------------------------------
Total noninterest expense              $220,232     $198,971      $164,739      $ 21,261        11%     $ 34,232        21%
--------------------------------------------------------------------------------------------------------------------------
Noninterest expense, excluding
  acquisition expense to Average
  Assets                                   3.09%        3.18%*        3.43%
--------------------------------------------------------------------------------------------------------------------------

* Excluding one-time SAIF special assessment

YEAR 2000 COSTS AND TECHNOLOGICAL RESTRUCTURING

         Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into Year 2000 compliance. In compliance with the guidelines of the Federal Reserve, BancGroup has established a full time Year 2000 task force to address all Year 2000 compliance issues as well as enhancements to computer and communications systems resulting from upgrades initiated in response to Year 2000 issues. Currently, BancGroup is in the process of implementing its plans to bring all major computer systems into Year 2000 compliant status during the last quarter of 1998. Testing of all systems and changes to the systems will begin in the last quarter of 1998 and will continue through the full year of 1999. The major computer systems involved are:

       - Colonial Bank's mainframe based systems: These systems are provided by third party vendors of national stature. Upgrades to these systems are in progress which will bring the systems into Year 2000 compliant status and provide enhancements to current capability. The costs associated with these upgrades are part of BancGroup's ongoing operating costs.

       - CMC's servicing and production systems: CMC's systems are primarily in-house systems and are currently being rewritten to Year 2000 compliant status. The cost of the rewrites is estimated to be $1.0 million in 1998 and is incremental to the Company's ongoing operating costs. In addition, CMC's computer hardware is being upgraded to Year 2000 compliant status. This upgrade will also provide additional capacity for the servicing systems as well as an enhanced capability for production. The additional annual cost of the mainframe upgrade (approximately $240,000) is expected to be absorbed through growth in the servicing portfolio and increased production.

       - Branch automation operating systems: Colonial Bank's branch automation operating systems are being converted to Windows NT from OS/2. This conversion along with establishment of an intranet and increased capacity of communication lines is the most cost effective method of bringing the system to Year 2000 compliant status while allowing for more efficient flow of information to and from the branches and providing the highest assurance of continuing vendor support for the Company's branch automation solution. The incremental operating cost for these upgrades (approximately $400,000 annually) is expected to be absorbed through operational efficiencies and increased revenue. In 1998, the Company will incur a one-time pretax charge of approximately $2 million to write-off the remaining book value of the current branch automation equipment that is not Windows NT compatible.

         BancGroup expects to incur certain additional third party costs totalling approximately $300,000 related to assessing the status of the Company's systems and defining its strategy to bring all systems into Year 2000 compliance. These costs have been and will continue to be expensed as incurred and are not significant to BancGroup's on-going operating costs. The costs to bring other miscellaneous systems into Year 2000 compliance are not expected to be material.

         The above reflects management's current assessment and estimates. Various factors could cause actual results to differ materially from those contemplated by such assessments, estimates and forward-looking statements. Some of these factors may be beyond the control of BancGroup, including but not limited to, vendor representations, technological advancements, economic factors and competitive considerations.

         Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than currently anticipated.

INCOME TAXES

         The provision for income taxes and related items are as follows:

                                Tax Provision
--------------------------------------------------------------------------------
             1997                 $48,557,000
             1996                  30,631,000
             1995                  27,462,000

         BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.

         Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was adjusted in 1995, 1996 and 1997.

REVIEW OF FINANCIAL CONDITION

OVERVIEW

         Ending balances of selected components of the Company's balance sheet changed from December 31, 1996 to December 31, 1997 as follows:

                                        Increase (Decrease)
                                        -------------------
(IN THOUSANDS)                             AMOUNT       %
--------------------------------------------------------------------------------
Assets:
  Colonial Bank                          $1,255,051     20%
  CMC                                       110,505     39
  Other(1)                                  (88,586)    --
--------------------------------------------------------------------------------
Total assets                              1,276,970     21
Securities available for sale                 4,555      1
  and investment securities
Mortgage loans held for sale                 67,365     43
Loans, net of unearned income             1,027,121     23
Mortgage servicing rights                    35,081     33
Deposits                                  1,042,806     22
Long-term debt                              276,160    706
--------------------------------------------------------------------------------

(1) Includes eliminations of certain intercompany transactions between Colonial Bank and CMC regarding intercompany debt.

         Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

         The most significant factors affecting BancGroup's financial condition from 1995 through 1997 have been:

       - A consistent mix of residential mortgage loans of 41.8%, 42.3% and 42.1% of total loans as of December 31, 1997, 1996 and 1995, respectively. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

       - Internal loan growth of 10.39% in 1997 excluding acquisitions.

       - 20.7% increase in 1997 in average noninterest bearing demand deposits with 3.9% attributable to CMC escrow deposits and the remainder primarily attributable to acquisitions.

       - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .76%, .81%, and .90% of related assets at December 31, 1997, 1996 and 1995. Net charge-offs were .24%, .16%, and .18% of average loans during 1997, 1996 and 1995. The allowance for possible loan losses was 1.21% of loans at December 31, 1997, providing a 241% coverage of non-performing loans (nonaccrual and renegotiated).

       - An increase in the loan to deposit ratio from 93% at December 31, 1995 to 97% at December 31, 1997. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

       - Increase of $67 million in CMC's mortgage loans held for sale during 1997 due primarily to increased refinancing activities in the fourth quarter of 1997.

       - Increase of $35 million in mortgage servicing rights due to the net increase in CMC's servicing portfolio to $12.9 billion in 1997.

       - Issuance of $70 million of Trust Preferred Securities during 1997.

         These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

LOANS

         Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

       - Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional banks. Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

       - BancGroup has a significant concentration of residential real estate loans representing 41.8% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a portion of these loans were acquired through acquisitions, the Company has continued to grow this portfolio with a $403 million or 20.9% increase in these loans in 1997. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's interest rate sensitivity.

       - BancGroup also has a significant concentration in loans collateralized by commercial real estate as shown on the following table. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia, and Central and South Florida with no more than 25% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia and Florida are experiencing higher rates of growth. Real estate values in BancGroup's lending areas in Alabama, Georgia and Florida have not experienced significantly inflated real estate values due to excessive inflation or speculation. BancGroup's real estate related loans continue to perform at acceptable levels.

       - CMC holds mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $225 million, $158 million, and $112 million, at December 31, 1997, 1996, and 1995, respectively. There is minimal credit risk associated with these loans. The increases in mortgage loans held for sale are directly related to the fluctuation in long-term interest rates and its related impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

       - As discussed more fully in subsequent sections, management has established policies and procedures to ensure maintenance of adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

       - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 10.39% in 1997, 17.36% in 1996, 22.45% in 1995, and 9.6% in 1994, excluding acquisitions. Although internal loan growth declined in 1997, the net interest margin improved due primarily to the lower cost of funds of the acquired banks in Florida, as previously discussed.

GROSS LOANS BY CATEGORY

                                                                                 DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                        1997             1996          1995            1994            1993
---------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural           $  680,020       $  642,402    $  575,864      $  494,127      $  411,792
Real estate--commercial                            1,515,645        1,146,642       986,817         872,501         718,885
Real estate--construction                            674,557          493,182       403,828         264,413         191,730
Real estate--residential                           2,332,611        1,929,142     1,652,886       1,058,663         903,700
Installment and consumer                             313,121          293,709       260,112         228,606         204,354
Other                                                 70,639           57,012        49,720          46,362          38,731
---------------------------------------------------------------------------------------------------------------------------
Total loans                                       $5,586,593       $4,562,089    $3,929,227      $2,964,672      $2,469,192
===========================================================================================================================


ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the remaining allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.


------------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                                                                         DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------------
                                   1997                 1996                 1995                 1994                 1993
------------------------------------------------------------------------------------------------------------------------------------
                                      PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF
                                       LOANS TO             LOANS TO             LOANS TO             LOANS TO             LOANS TO
(IN THOUSANDS)               AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period
  applicable to:
  Commercial, financial,
    and agricultural        $12,845      12.2%   $12,133      14.1%   $10,673      14.6%   $ 9,874      16.7%   $ 9,154      16.7%
  Real estate--commercial    23,706      27.1     18,771      25.1     16,498      25.1     14,745      29.4     13,631      29.1
  Real estate--construction  13,078      12.1     10,505      10.8      7,968      10.3      4,004       8.9      2,027       7.8
  Real estate--residential   11,663      41.8     10,057      42.3      8,931      42.1     10,127      35.7      8,299      36.6
  Installment and consumer    5,004       5.6      4,455       6.4      3,914       6.6      3,574       7.7      3,443       8.3
  Other                       1,232       1.2      2,095       1.3      2,819       1.3      3,223       1.6      2,577       1.5
---------------------------------------------------------------------------------------------------------------------------------
Total                       $67,528     100.0%   $58,016     100.0%   $50,803     100.0%   $45,547     100.0%   $39,131     100.0%
---------------------------------------------------------------------------------------------------------------------------------

         As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity continue to focus on shorter term maturities and floating or adjustable rate loans.

         At December 31, 1997, approximately 56.7% of loans were floating rate or adjustable rate loans.

         Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

LOAN MATURITY/RATE SENSITIVITY

                                                                         DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                         RATE SENSITIVITY,
                                                                                                          LOANS MATURING
                                                 MATURING                       RATE SENSITIVITY            OVER 1 YEAR
-----------------------------------------------------------------------------------------------------------------------------
                                      WITHIN        1-5          OVER
(IN THOUSANDS)                        1 YEAR       YEARS        5 YEARS       FIXED       FLOATING       FIXED      FLOATING
-----------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural                     $  325,488   $  291,775    $   62,757   $  329,488    $  350,532   $  232,313   $  122,219
Real estate--commercial               314,926      817,972       382,747      858,782       656,863      750,317      450,402
Real estate--construction             419,602      205,702        49,253      190,751       483,806       92,628      162,327
Real estate--residential              232,493      314,114     1,786,004      713,825     1,618,786      575,477    1,524,641
Installment and consumer               93,230      203,847        16,044      285,884        27,237      212,064        7,827
Other                                  18,519       24,035        28,085       37,810        32,829       32,598       19,522
-----------------------------------------------------------------------------------------------------------------------------
                                   $1,404,258   $1,857,445    $2,324,890   $2,416,540    $3,170,053   $1,895,397   $2,286,938
-----------------------------------------------------------------------------------------------------------------------------

LOAN QUALITY

         A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.

         BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.

         Based on the credit review process and loan grading system, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

         The overall goal and result of the aforementioned policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE

         During 1997 the ratio of net charge-offs to average loans increased to .24% from .16% in 1996. The increase in net charge-offs in 1997 is primarily due to the charge-off of three large credits totaling approximately $3.1 million in North and Central Alabama and approximately $700,000 from banks acquired in 1998 in Central and Southwest Florida. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

         The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has been on establishing reserves related to an earlier identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.

-------------------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE

                                                                     YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                   1997           1996           1995           1994           1993
-------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  January 1                                  $   58,016     $   50,803     $   45,547     $   39,131     $   28,710
Charge-offs:
  Commercial, financial, and agricultural         5,107          3,582          3,891          2,891          7,385
  Real estate--commercial                         2,954          2,389          1,299          1,666          1,674
  Real estate--construction                         433          1,783             44              2            957
  Real estate--residential                        1,724            885            499            512            623
  Installment and consumer                        5,577          3,410          2,936          1,933          2,408
  Other                                             693            239            163            168              7
-------------------------------------------------------------------------------------------------------------------
  Total charge-offs                              16,488         12,288          8,832          7,172         13,054
-------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural           984          1,439          1,132          2,225            909
  Real estate--commercial                         1,019          1,533             48            251            120
  Real estate--construction                          91              1             11             12             46
  Real estate--residential                          244            697            201             99            133
  Installment and consumer                        1,796          1,576          1,341          1,514          1,547
  Other                                             134             73             46             43              7
-------------------------------------------------------------------------------------------------------------------
  Total recoveries                                4,268          5,319          2,779          4,144          2,762
-------------------------------------------------------------------------------------------------------------------
Net charge-offs                                  12,220          6,969          6,053          3,028         10,292
Addition to allowance charged to
  operating expense                              14,860         13,564         10,180          8,943         14,437
Allowance added from bank acquisitions            6,872            618          1,129            501          6,276
-------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  December 31                                $   67,528     $   58,016     $   50,803     $   45,547     $   39,131
===================================================================================================================
Loans (net of unearned income)
  December 31                                $5,585,901     $4,558,780     $3,924,785     $2,959,565     $2,468,564
Ratio of ending allowance to ending loans
  (net of unearned income)                         1.21%          1.27%          1.29%          1.54%          1.59%
Average loans (net of unearned income)       $5,184,653     $4,240,554     $3,371,192     $2,669,363     $1,988,563
Ratio of net charge-offs to average loans
  (net of unearned income)                          .24%           .16%           .18%           .11%           .52%
Allowance for loan losses as a percent
  of nonperforming loans
  (nonaccrual and renegotiated)                     241%           225%           240%           208%           184%
-------------------------------------------------------------------------------------------------------------------

   NONPERFORMING ASSETS

         BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

NONPERFORMING ASSETS

                                                                                    DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                              1997          1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
  not being accrued                                       $27,010       $24,049       $19,298       $18,394       $19,729
Aggregate loans renegotiated to
  provide a reduction or deferral
  of interest or principal because of
  a deterioration in the financial
  condition of the borrower                                   952         1,683         1,882         3,541         1,494
-------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans*                                $27,962       $25,732       $21,180       $21,935       $21,223
Other real estate and in-substance foreclosure             13,695        11,164        14,299        18,917        32,470
Repossessions                                                 796           338           171            81           101
-------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets*                               $42,453       $37,234       $35,650       $40,933       $53,794
-------------------------------------------------------------------------------------------------------------------------

Aggregate loans contractually past due 90
  days for which interest is being accrued                $ 7,028       $ 7,760       $ 3,421       $ 4,399       $ 3,255
Total nonperforming loans as a
  percent of net loans                                       0.50%         0.56%         0.54%         0.74%         0.86%
Total nonperforming assets as a percent of
  net loans, other real estate and repossessions             0.76%         0.81%         0.90%         1.37%         2.15%
Total nonaccrual, renegotiated and 90 day
  past due loans for which interest is being accrued
  as a percent of total loans                                0.63%         0.73%         0.63%         0.89%         0.99%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                           241%          225%          240%          208%          184%
-------------------------------------------------------------------------------------------------------------------------

* Total does not include loans contractually past due 90 days or more which are still accruing interest

         Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. The 1998 United American acquisition accounted for as a pooling included $9.2 million in nonperforming assets in 1993. Excluding these nonperforming assets acquired with First AmFed and United American, the Company's nonperforming asset ratio would have been 1.28% at December 31, 1993 compared to 2.15% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to 1.37%.

         Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $139 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews, collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1997 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

         The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms.

Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

         Interest income recognized and interest income foregone on nonaccrual loans was not significant for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

         The recorded investment in impaired loans at December 31, 1997 and 1996 were $8,064,000 and $5,972,000, respectively and these loans had a corresponding valuation allowance of $3,349,000 and $2,902,000, respectively.

SECURITIES

         BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1997 include:

       - BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits or used as collateral for repurchase agreements.

       - BancGroup is required to carry Federal Home Loan Bank (FHLB) Stock in connection with its borrowings with FHLB. BancGroup is also required to carry Federal Reserve Stock since its subsidiary bank became a member bank of the Federal Reserve system in June 1997.

       - Investment alternatives which maximize the after-tax net yield are considered.

       - Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

       - The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

       - The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. Maturities were reduced to the 2-3 year range in 1995, increased to the 3-5 year range in 1996 and 1997.

       - The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1997 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $1,008,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

       - Obligations of state and political subdivisions, as well as other securities, have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves are established when necessary.

         Investment securities are those securities which management has the ability and intent to hold until maturity. The decline in investment securities is due to maturities and calls in the portfolio.

         Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $551 million at December 31, 1996 to $595 million at December 31, 1997.

         At December 31, 1997, there was no single issuer, with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity ($54.3 million).

         The changes noted above are reflected on the following table.

SECURITIES BY CATEGORY

                                        CARRYING VALUE
                                        AT DECEMBER 31
--------------------------------------------------------------------------------
(IN THOUSANDS)                   1997        1996       1995
--------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury securities
    and obligations of
    U.S. government
    agencies                   $150,536   $176,780    $186,548
  Mortgage-backed
    securities                   72,155     78,247      60,312
  Obligations of state
    and political
    subdivisions                 44,781     46,127      52,699
  Other                           1,741      6,786      18,944
--------------------------------------------------------------------------------
Total                          $269,213   $307,940    $318,503
--------------------------------------------------------------------------------

                                         CARRYING VALUE
                                         AT DECEMBER 31
--------------------------------------------------------------------------------
(IN THOUSANDS)                    1997        1996       1995
--------------------------------------------------------------------------------
Securities available for sale:
 U.S. Treasury securities
    and obligations of
    U.S. government
    agencies                    $307,810   $297,948    $317,454
  Mortgage-backed
    securities                   242,560    211,117     103,159
  Obligations of state
    and political
    subdivisions                  35,928     28,488      23,145
  Other                            8,247     13,710      26,588
--------------------------------------------------------------------------------
Total                           $594,545   $551,263    $470,346
--------------------------------------------------------------------------------

The carrying value of securities at December 31, 1997 mature as follows:


--------------------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION OF SECURITIES
                                          WITHIN 1 YEAR           1-5 YEARS            5-10 YEARS         OVER 10 YEARS
--------------------------------------------------------------------------------------------------------------------------
                                                 AVERAGE                AVERAGE               AVERAGE              AVERAGE
(IN THOUSANDS)                         AMOUNT      RATE       AMOUNT      RATE      AMOUNT      RATE     AMOUNT     RATE
--------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
  and obligations of U.S.
  government agencies                 $ 56,108     6.25%     $ 93,844     6.45%    $    --        --    $   584     7.25%
Mortgage-backed securities               7,078     6.38        43,179     6.92       5,935      7.14%    15,963     7.53
Obligations of state and
  political subdivisions (1)             6,359     4.60        19,940     5.03      14,498      5.22      3,984     5.32
Other                                      270     7.58           411     8.36       1,060      5.97         --       --
--------------------------------------------------------------------------------------------------------------------------
 Total                                $ 69,815     6.11%     $157,374     6.40%    $21,493      5.79%   $20,531     7.09%
--------------------------------------------------------------------------------------------------------------------------
Securities available for sale (2):
U.S. Treasury securities
  and obligations of U.S.
  government agencies                 $263,555     6.13%
Mortgage-backed securities             216,939     6.75
Obligations of state and political
    subdivisions (1)                    15,709     4.76
Other                                    5,663     7.29
--------------------------------------------------------------------------------------------------------------------------
Total                                 $501,866     6.37%
--------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 38%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
(2) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.


DEPOSITS

         BancGroup's deposit structure consists of the following:

                                                                DECEMBER 31                           % OF TOTAL
------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                            1997               1996                1997              1996
------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                    $  984,508         $  773,726             17.1%             16.4%
Interest-bearing demand deposits                        1,252,585            921,648             21.7              19.5
Savings deposits                                          489,572            439,550              8.5               9.3
Certificates of deposits less than $100,000             1,986,531          1,715,838             34.4              36.3
Certificates of deposits more than $100,000               722,891            544,657             12.5              11.5
IRAs                                                      290,460            250,382              5.0               5.3
Open time deposits                                         45,155             83,095              0.8               1.7
------------------------------------------------------------------------------------------------------------------------
Total deposits                                         $5,771,702         $4,728,896            100.0%            100.0%

The growth in deposits and the mix of deposits has been most significantly impacted in 1996 and 1997 by the acquisitions accounted for under the purchase method of accounting and immaterial poolings. Noninterest-bearing demand deposits have increased $211 million (27%) from December 31, 1996 to December 31, 1997, of which 16% was due to the aforementioned acquisitions and 7% was due to CMC escrow deposits. The remaining increase is attributable to the development of customer relationships and sales efforts.

         BancGroup has attempted through its acquisitions and branch expansion programs to increase its market presence in Alabama and expand into growth markets in the Southeast. The expansion was concentrated in Central and South Florida and the Atlanta metropolitan area. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability. In 1997, BancGroup continued to utilize its established retail banking, training and policies and procedures departments as well as its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including establishing private banking and trust services, international banking, an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. Full service banking is offered in fourteen Wal-Mart locations with twelve located in Alabama, one in Tennessee and one in Florida. Primarily through acquisitions, the number of retail branches increased to 219 in 1997 from 157 in 1996. BancGroup is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.

         In 1995, the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1997 and 1996, $78 million and $138 million, respectively of CD's were outstanding under this program.

         In 1997, the Company initiated a brokered money market program. Funds are transferred daily to meet short-term funding fluctuations. The rate currently charged for these funds is 5.5%. At December 31, 1997, these accounts totaled $147 million.


SHORT-TERM BORROWINGS

         Short-term borrowings were comprised of the following at December 31, 1997, 1996 and 1995:

(IN THOUSANDS)               1997        1996       1995
--------------------------------------------------------------------------------
Federal funds purchased
  and securities sold
  under repurchase
  agreements               $273,929    $147,195   $168,763
Federal Home Loan
  Bank borrowings           420,000     715,000    465,000
Other short-term
  borrowings                 25,490       2,305      1,301
--------------------------------------------------------------------------------
Total                      $719,419    $864,500   $635,064
--------------------------------------------------------------------------------

         BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $285 million at December 31, 1997. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup has availability of up to $1.5 billion from the FHLB on either a short or long-term basis excluding funds available through the federal funds line.

         Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. FHLB borrowings have been used during 1997 and 1996 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.

         Colonial Bank has an additional $225 million available through a warehouse line with FHLB that is collateralized by mortgage loans held for sale with no balance outstanding at December 31, 1997.

LIQUIDITY AND INTEREST SENSITIVITY

         BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

         Of primary concern to ALMCO, is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

         The consolidated statement of cash flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When securities mature they are generally reinvested in new securities or assets held for sale. Financing activities generally provide funding for the growth in loans and securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.

         From 1993 through 1997 the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $552 million in 1997 and $700 million in 1996 has been one of the principal uses of cash in both years. Mortgage loans held for sale increased in 1997, using $67 million in funds. Short-term borrowings excluding acquisitions increased $70 million in 1997 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth excluding acquisitions of $379 million with $87 million from the previously discussed brokered CD and money market programs provided an additional source of funding for internal loan growth.

         As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1997 had $2.3 billion of residential real estate loans. These loans provide collateral for the current $1.5 billion credit availability at the FHLB. The FHLB unused credit capacity, $769 million, at December 31, 1997, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.

         In January 1996, the Company called $7.5 million of its 1985 subordinated debentures which had a maturity date of 2000. As a result, 806,598 shares of BancGroup stock were issued and cash was paid for the remaining debentures. In December 1996, BancGroup entered into a two year revolving line of credit for $35 million and a term loan with a maximum principal amount of $15.5 million. This line of credit provides an additional source of funding for acquisition related activities. In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital and carry an 8.92% interest rate. A portion of the proceeds of the offering were utilized to pay off the term note and revolving debt outstanding. The remainder of the proceeds were used for acquisitions and other business purposes. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

         The primary uses of funds as reflected in BancGroup's parent only statement of cash flows were $4.0 million for the payment of interest on debt, $17.3 million for principal payment on term notes (See Note 9 to the consolidated financial statements), $15.9 million to purchase treasury stock which was subsequently issued in the First Commerce acquisition, $55.2 million advanced to Colonial Bank for acquisition related activities including the Dadeland Bancshares purchase and $26.5 million for the payment of dividends. The parent company's primary sources of funds were $42.6 million in dividends received from its subsidiaries and $70 million from the issuance of the Trust Preferred Securities. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $134 million of retained earnings plus certain 1998 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1998 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary banks.

         At December 31, 1997, BancGroup's liquidity position was adequate with loan maturities of $1.4 billion, or 25% of the total loan portfolio, due within one year. Securities totaling $572 million or 66% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1997 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $769 million in additional borrowing capacity at the FHLB and Colonial Bank has $225 million available through a warehouse line with FHLB.

         BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects a 11.7% negative gap at 12 months; therefore, BancGroup has a greater exposure to net income if interest rates increase.

         BancGroup's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed , to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Maturity and Rate Sensitivity Analysis. The following table measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of assets, liabilities, and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1997.

PERCENTAGE CHANGE IN:
        BASIS              NET INTEREST      NET PORTFOLIO
       POINTS                INCOME(1)          VALUE(2)
--------------------------------------------------------------------------------
        +400                    (8)%              (16)%
        +300                    (3)                (9)
        +200                     0                 (5)
        +100                     1                 (2)
        -100                    (4)                 2
        -200                    (9)                 3
        -300                   (15)                 3
        -400                   (25)                (4)
--------------------------------------------------------------------------------

(1) The percentage change in this column represents net interest income for 12 months in a stable interest rate environment versus the Net Interest Income in the various rate scenarios.
(2) The percentage change in this column represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in the various rate scenarios.

         The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions BancGroup could undertake in response to changes in interest rates.

         Management has managed the asset/liability position of the bank through traditional sources. BancGroup does, however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded and held for sale. (See
Note 6 to the consolidated financial statements.)

         In December 1997 BancGroup purchased $30 million of Bank-Owned Life Insurance ("BOLI"). This long-term asset represents life insurance purchased from highly rated insurance companies on certain employees with the bank named as the beneficiary. The Company considers these funds available for the future payment of benefits due the employee's beneficiaries from group benefit plans.

         The following table summarizes BancGroup's interest rate sensitivity at December 31, 1997.

         AT DECEMBER 31, 1997
                                                                         INTEREST SENSITIVE WITHIN
--------------------------------------------------------------------------------------------------------------------------------
                                              TOTAL           0-90         91-180        181-365          1-5            OVER
(IN THOUSANDS)                               BALANCE          DAYS          DAYS           DAYS          YEARS          5 YEARS
--------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Federal funds sold and resale
    agreements                            $    24,947    $    24,947    $        --    $        --    $        --    $        --
  Investment securities                       269,213         32,646         23,916         23,690        147,392         41,569
  Securities available for sale               594,545        230,791         26,971         33,569        179,095        124,119
  Mortgage loans held for sale                225,331        225,331             --             --             --             --
--------------------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income             5,585,901      1,997,531        283,307        537,520      2,130,539        637,004
    Allowance for possible loan losses        (67,528)       (23,715)        (3,376)        (6,531)       (25,987)        (7,919)
--------------------------------------------------------------------------------------------------------------------------------
Net loans                                   5,518,373      1,973,816        279,931        530,989      2,104,552        629,085
Nonearning assets                             810,252             --             --             --             --        810,252
================================================================================================================================
Total Assets                              $ 7,442,661    $ 2,487,531    $   330,818    $   588,248    $ 2,431,039    $ 1,605,025
--------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Liabilities:
  Interest-bearing demand deposits        $ 1,252,585    $   814,055    $        --    $    49,069    $        --    $   389,461
  Savings deposits                            489,572        245,379             --         35,544             --        208,649
  Certificates of deposits less than
   $100,000                                 1,985,667        548,950        397,051        641,132        397,531          1,003
  Certificates of deposits more than
   $100,000                                   723,921        274,352        157,300        175,871        116,398             --
  IRAs                                        290,451         79,570         48,001         46,582        114,418          1,880
  Open time deposits                           44,998         43,045            116            315          1,522             --
  Short-term borrowings                       719,419        649,419         60,000         10,000             --             --
  Long-term debt                              315,252            256            241            298        225,682         88,775
Noncosting liabilities & equity             1,620,796             --             --             --             --      1,620,796
================================================================================================================================
Total Liabilities & Equity                $ 7,442,661    $ 2,655,026    $   662,709    $   958,811    $   855,551    $ 2,310,564
================================================================================================================================
Gap                                       $        --    $  (167,495)   $  (331,891)   $  (370,563)   $ 1,575,488    $  (705,539)
================================================================================================================================
Cumulative Gap                            $        --    $  (167,495)   $  (499,386)   $  (869,949)   $   705,539    $         0
================================================================================================================================

         At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

         In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $766 million with a corresponding cumulative gap at one year of negative $1.5 billion.

CAPITAL ADEQUACY AND RESOURCES

         Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1997 was 34%. This level is in the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

         The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

         The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1997 are stated below:

Capital (thousands):
  Tier I Capital:
    Shareholders' equity
      (excluding unrealized gain
      on securities available
      for sale and intangibles)
      plus Trust Preferred Securities        $  542,075
  Tier II Capital:
    Allowable loan loss reserve                  67,528
    Subordinated debt                             6,088
--------------------------------------------------------------------------------
  Total Capital                              $  615,691

Risk Adjusted Assets (thousands)             $5,416,909
Total Assets (thousands)                     $7,442,661

                               1997        1996        1995
--------------------------------------------------------------------------------
Tier I leverage ratio          7.52%       6.93%       7.25%
Risk Adjusted Capital
  Ratios:
    Tier I Capital Ratio      10.04%       9.40%       9.76%
    Total Capital Ratio       11.40%      10.85%      11.42%

         BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.

         In January 1997, BancGroup issued $70 million of Trust Preferred Securities which qualify as Tier 1 Capital.

REGULATORY RESTRICTIONS

         As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

         The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1997, these deposits totaled $23.1 million.

FINANCIAL ACCOUNTING STANDARDS
BOARD RELEASES

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125, as amended by SFAS No. 127, will have a material impact on BancGroup's financial statements.

     BancGroup adopted SFAS No. 128, Earnings Per Share, on December 31, 1997. (See Note 1 to the consolidated financial statements.)

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     This statement is effective for fiscal years beginning after December 15, 1997. Although earlier application is permitted, BancGroup has chosen not to adopt early. Reclassification of financial statements for earlier periods provided for comparative purposes will be required.

     In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

     This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Under SFAS No. 131, BancGroup will report two segments, commercial and mortgage banking.

     In February, 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension costs and other postretirement benefit plans. It does not change the measurement or recognition of these plans but standardizes the disclosure requirements for pension and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis and eliminates certain disclosures no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.


CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) deposit attrition, customer loss, or revenue loss in the ordinary course of business; (ii) increases in competitive pressure in the banking industry; (iii) costs or difficulties related to the integration of the businesses of BancGroup and the institutions acquired are greater than expected; (iv) changes in the interest rate environment which reduce margins
(v) general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vi) changes which may occur in the regulatory environment;
(vii) a significant rate of inflation (deflation); and (viii) changes in the securities markets. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS97

TO THE BOARD OF DIRECTORS

AND SHAREHOLDERS

THE COLONIAL BANCGROUP, INC.

     We have audited the accompanying consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The consolidated financial statements give retroactive effect of the mergers of The Colonial BancGroup, Inc. with United American Holding Corporation, First Central Bank and South Florida Banking Corp. These combinations occurred on February 2, 1998, February 11, 1998 and February 12, 1998, respectively, and have been accounted for as poolings of interests as described in Notes 1 and 2 to the consolidated financial statements.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1997 and 1996, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles after financial statements are issued for a period which includes the date of consummation of the business combinations.

COOPERS & LYBRAND L.L.P.

Montgomery, Alabama
March 10, 1998

                    CONSOLIDATED STATEMENTS OF CONDITION 97

                                                                                         December 31, 1997 and 1996
                                                                                           (Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                 1997                 1996
--------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                             $   293,310          $   260,811
Interest-bearing deposits in banks                                                       24,947               37,967
Securities available for sale (Note 3)                                                  594,545              551,263
Investment securities (market value: 1997, $271,366; 1996, $310,136) (Note 3)           269,213              307,940
Mortgage loans held for sale                                                            225,331              157,966
Loans, net of unearned income (Note 4)                                                5,585,901            4,558,780
Less:

 Allowance for possible loan losses (Note 5)                                            (67,528)             (58,016)
--------------------------------------------------------------------------------------------------------------------
Loans, net                                                                            5,518,373            4,500,764
Premises and equipment, net (Note 7)                                                    146,189              106,295
Excess of cost over tangible and identified intangible assets
 acquired, net                                                                           69,200               29,773
Mortgage servicing rights                                                               141,865              106,784
Other real estate owned                                                                  14,491               11,502
Accrued interest and other assets                                                       145,197               94,626
--------------------------------------------------------------------------------------------------------------------
Total                                                                               $ 7,442,661          $ 6,165,691
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
Deposits:
 Noninterest-bearing demand                                                         $   984,508          $   773,726
 Interest-bearing demand                                                              1,252,585              921,648
 Savings                                                                                489,572              439,550
 Time                                                                                 3,045,037            2,593,972
--------------------------------------------------------------------------------------------------------------------
Total deposits                                                                        5,771,702            4,728,896
FHLB short-term borrowings (Note 8)                                                     420,000              715,000
Other short-term borrowings (Note 8)                                                    299,419              149,500
Subordinated debt (Note 9)                                                                6,088                8,612
Trust preferred securities (Note 9)                                                      70,000                   --
FHLB long-term borrowings                                                               234,831               10,809
Other long-term debt (Note 9)                                                             4,333               19,671
Other liabilities                                                                        93,026               89,812
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                     6,899,399            5,722,300
--------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 12, 15)
Shareholders' equity: (Notes 2, 10)
 Common Stock, $2.50 par value; 100,000,000 shares authorized;
  issued and outstanding; 47,171,504 and 43,334,590 in 1997 and 1996                    117,929              108,336
 Additional paid in capital                                                             213,854              184,088
 Retained earnings                                                                      211,243              152,343
 Unearned compensation                                                                   (1,751)              (1,603)
 Unrealized gain on securities available for sale, net of taxes                           1,987                  227
--------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                              543,262              443,391
--------------------------------------------------------------------------------------------------------------------
Total                                                                               $ 7,442,661          $ 6,165,691
====================================================================================================================

See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME 97

                                                                          For the years ended
                                                                     December 31, 1997, 1996 and 1995
                                                                 (In thousands, except per share amounts)
-------------------------------------------------------------------------------------------------------
                                                                      1997         1996          1995
-------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                         $478,480      $391,219      $319,947
Interest and dividends on securities:
Taxable                                                              51,761        42,469        40,879
 Nontaxable                                                           3,989         4,218         4,270
 Dividends                                                            3,142         2,472         2,372
Interest on federal funds sold and securities purchased under
 resale agreements                                                    2,596         3,092         3,770
Other interest                                                          731           612           747
-------------------------------------------------------------------------------------------------------
Total interest income                                               540,699       444,082       371,985
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                215,924       177,208       147,536
Interest on short-term borrowings                                    40,112        39,547        31,104
Interest on long-term debt                                           11,048         2,739         3,801
-------------------------------------------------------------------------------------------------------
Total interest expense                                              267,084       219,494       182,441
-------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                 273,615       224,588       189,544
Provision for possible loan losses (Notes 1, 5)                      14,860        13,564        10,180
-------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES        258,755       211,024       179,364
-------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                              35,824        28,057        23,787
Service charges on deposit accounts                                  29,314        25,081        21,312
Securities gains, net (Note 3)                                          665           217           682
Other charges, fees and commissions                                   7,808         6,383         6,628
Other income                                                         18,939        15,122        11,070
-------------------------------------------------------------------------------------------------------
Total noninterest income                                             92,550        74,860        63,479
-------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:

Salaries and employee benefits                                       91,730        78,102        68,675
Occupancy expense of bank premises, net                              22,139        17,200        16,272
Furniture and equipment expenses                                     18,804        14,862        11,380
Amortization of mortgage servicing rights                            17,071        13,627        10,261
Amortization of intangible assets                                     3,184         2,150         1,610
SAIF special assessment                                                  --         4,465            --
Acquisition expense                                                   6,463        11,918         1,738
Other expense (Note 17)                                              60,841        56,647        54,803
-------------------------------------------------------------------------------------------------------
Total noninterest expense                                           220,232       198,971       164,739
-------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                          131,073        86,913        78,104
Applicable income taxes (Note 18)                                    48,557        30,631        27,462
-------------------------------------------------------------------------------------------------------
NET INCOME                                                         $ 82,516      $ 56,282      $ 50,642
=======================================================================================================
EARNINGS PER SHARE (NOTE 19):

 Basic                                                             $   1.77      $   1.31      $   1.27
 Diluted                                                               1.72          1.27          1.18
AVERAGE NUMBER OF SHARES OUTSTANDING:

 Basic                                                               46,536        42,839        39,787
 Diluted                                                             48,158        44,776        43,649
=======================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES97
IN SHAREHOLDERS' EQUITY


                                                             For the years ended
                                                December 31, 1997, 1996 and 1995
                                        (In thousands, except per share amounts)


                                                                            CLASS A                CLASS B
                                                                          COMMON STOCK           COMMON STOCK
                                                                       SHARES     AMOUNT      SHARES       AMOUNT
-------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                                             33,450,262   $83,626    1,270,176   $   3,175
Adjustments for pooling-of-
 interests combinations                                               3,196,274     7,991
-------------------------------------------------------------------------------------------------------------------
Restated Beginning Balance                                           36,646,536    91,617    1,270,176       3,175
-------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan                                                           1,716         4
 Stock Option Plans                                                      13,182        33
 Dividend Reinvestment                                                       --        --
 Stock Bonus Plan                                                            --        --
 Employee Stock Purchase Plan                                               536         1
Issuance of common stock by
 a pooled bank prior to merger                                          156,790       392
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock                                              (36,818,760)  (92,047)  (1,270,176)     (3,175)
Issuance of shares for business
 combinations
Net income
Cash dividends: (Class A, $0.1125 per
 share; Class B, $0.0625 per share;
 Common, $0.3375 per share)
Cash dividends by pooled banks prior to merger
Treasury Stock activity by pooled prior to merger
Conversion of 7 1/2% convertible
 subordinated debentures
Conversion of 12 3/4% convertible
 subordinated debentures
Changes in unrealized gain (loss) on
 securities available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                                   --        --           --          --
-------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan
 Stock Option Plans
 Dividend Reinvestment
 Stock Bonus Plan
 Employee Stock Purchase Plan
Issuance of common stock by a pooled bank prior to merger
Issuance of shares for business combinations
Net income
Cash dividends: ($.054 per share)
Cash dividends by pooled banks prior to merger
Treasury Stock activity by pooled bank prior to merger
Conversion of 7 1/2% convertible
 subordinated debentures
Conversion of 12 3/4% convertible
subordinated debentures
Change in unrealized gain (loss) on
 securities available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                                   --        --           --          --
-------------------------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
 Tomoka Bancorporation
 Great Southern Bancorp
 First Independence Bank of Florida
Shares issued under:
Directors Plan
 Stock Option Plans
 Dividend Reinvestment
 Stock Bonus Plan
 Employee Stock Purchase Plan
Issuance of common stock by a pooled bank prior to merger
Purchase of treasury stock for issuance in a business combination
Issuance of shares for business combinations
Net income
Cash dividends: ($0.60 per share)
Cash dividends by pooled banks prior to merger
Conversion of 7 1/2% convertible
 subordinated debentures
Conversion of 7% convertible
 subordinated debentures
Change in unrealized gain on securities
 available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997
===================================================================================================================




                                                                                                    ADDITIONAL
                                                                             COMMON STOCK           PAID IN      RETAINED
                                                                         SHARES       AMOUNT        CAPITAL      EARNINGS
-------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                                                     --             --    $   128,156    $ 73,746
Adjustments for pooling-of-
 interests combinations                                                                                 9,576       7,956
-------------------------------------------------------------------------------------------------------------------------
Restated Beginning Balance                                                   --             --        137,732      81,702
-------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan                                                          32,332    $        81            241
 Stock Option Plans                                                     244,079            611          1,222
 Dividend Reinvestment                                                   53,516            134            448
 Stock Bonus Plan                                                        50,000            125            697
 Employee Stock Purchase Plan                                             7,534             19             90
Issuance of common stock by
 a pooled bank prior to merger                                          871,697          2,179          6,863      (2,240)
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock                                               38,088,936         95,222
Issuance of shares for business
 combinations                                                         2,089,994          5,225         22,591
Net income                                                                                                         50,642
Cash dividends: (Class A, $0.1125 per
 share; Class B, $0.0625 per share;
 Common, $0.3375 per share)                                                                                       (10,521)
Cash dividends by pooled banks prior to merger                                                                     (2,274)
Treasury Stock activity by pooled prior to merger                        (6,687)           (17)           (46)
Conversion of 7 1/2% convertible
 subordinated debentures                                                 23,418             59            269
Conversion of 12 3/4% convertible
 subordinated debentures                                                  1,120              2              8
Changes in unrealized gain (loss) on
 securities available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                           41,455,939        103,640        170,115     117,309
-------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan                                                          31,710             79            249
 Stock Option Plans                                                     535,899          1,340          1,812
 Dividend Reinvestment                                                   60,136            150            897
 Stock Bonus Plan                                                        48,340            121            833
 Employee Stock Purchase Plan                                            10,264             26            154
Issuance of common stock by a pooled bank prior to merger               108,720            272            909        (979)
Issuance of shares for business combinations                            154,596            386          2,214
Net income                                                                                                         56,282
Cash dividends: ($.054 per share)                                                                                 (16,175)
Cash dividends by pooled banks prior to merger                                                                     (3,887)
Treasury Stock activity by pooled bank prior to merger                  (52,538)          (132)          (449)       (207)
Conversion of 7 1/2% convertible
 subordinated debentures                                                174,926            437          2,011
Conversion of 12 3/4% convertible
subordinated debentures                                                 806,598          2,017          5,343
Change in unrealized gain (loss) on
 securities available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                           43,334,590        108,336        184,088     152,343
-------------------------------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
 Tomoka Bancorporation                                                  661,992          1,655          1,628       3,043
 Great Southern Bancorp                                                 927,811          2,320          5,287       2,514
 First Independence Bank of Florida                                     503,932          1,260          5,634      (1,430)
Shares issued under:
Directors Plan                                                           31,082             78            425
 Stock Option Plans                                                     722,933          1,807          3,596
 Dividend Reinvestment                                                   42,199            105            843
 Stock Bonus Plan                                                        23,012             58            443
 Employee Stock Purchase Plan                                            16,392             41            385
Issuance of common stock by pooled banks prior to merger                384,130            960          3,948      (1,164)
Purchase of treasury stock for issuance in a business combination      (671,165)        (1,678)       (14,209)
Issuance of shares for business combinations                          1,016,261          2,541         19,717
Net income                                                                                                         82,516
Cash dividends: ($0.60 per share)                                                                                 (24,957)
Cash dividends by pooled banks prior to merger                                                                     (1,622)
Conversion of 7 1/2% convertible
 subordinated debentures                                                163,164            408          1,877
Conversion of 7% convertible
 subordinated debentures                                                 15,171             38            192
Change in unrealized gain on securities
 available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                           47,171,504    $   117,929    $   213,854    $211,243
=========================================================================================================================



                                                                                 UNREALIZED
                                                                               GAIN (LOSS) ON
                                                                                 SECURITIES        TOTAL
                                                                     UNEARNED    AVAILABLE      SHAREHOLDERS'
                                                                   COMPENSATION  FOR SALE          EQUITY
-----------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                                             $  (840)   $(12,546)       $   275,317
Adjustments for pooling-of-
 interests combinations                                                           (2,028)            23,495
-----------------------------------------------------------------------------------------------------------
Restated Beginning Balance                                              (840)    (14,574)           298,812
-----------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan                                                                                         326
 Stock Option Plans                                                                                   1,866
 Dividend Reinvestment                                                                                  582
 Stock Bonus Plan                                                       (822)                            --
 Employee Stock Purchase Plan                                                                           110
Issuance of common stock by
 a pooled bank prior to merger                                          (187)                         7,007
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock                                                                                   --
Issuance of shares for business
 combinations                                                                                        27,816
Net income                                                                                           50,642
Cash dividends: (Class A, $0.1125 per                                                                    --
 share; Class B, $0.0625 per share;                                                                      --
 Common, $0.3375 per share)                                                                         (10,521)
Cash dividends by pooled banks prior to merger                                                       (2,274)
Treasury Stock activity by pooled prior to merger                                                       (63)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                                328
Conversion of 12 3/4% convertible
 subordinated debentures                                                                                 10
Changes in unrealized gain (loss) on
 securities available for sale, net of taxes                                      14,129             14,129
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                            (1,849)       (445)           388,770
-----------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Plan                                                                                         328
 Stock Option Plans                                                                                   3,152
 Dividend Reinvestment                                                                                1,047
 Stock Bonus Plan                                                        246                          1,200
 Employee Stock Purchase Plan                                                                           180
Issuance of common stock by a pooled bank prior to merger                                               202
Issuance of shares for business combinations                                                          2,600
Net income                                                                                           56,282
Cash dividends: ($.054 per share)                                                                   (16,175)
Cash dividends by pooled banks prior to merger                                                       (3,887)
Treasury Stock activity by pooled bank prior to merger                                                 (788)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                              2,448
Conversion of 12 3/4% convertible
subordinated debentures                                                                               7,360
Change in unrealized gain (loss) on
 securities available for sale, net of taxes                                         672                672
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                            (1,603)        227            443,391
-----------------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
 Tomoka Bancorporation                                                               (23)             6,303
 Great Southern Bancorp                                                              (25)            10,096
 First Independence Bank of Florida                                                  (25)             5,439
Shares issued under:
Directors Plan                                                                                          503
 Stock Option Plans                                                                                   5,403
 Dividend Reinvestment                                                                                  948
 Stock Bonus Plan                                                        (79)                           422
 Employee Stock Purchase Plan                                                                           426
Issuance of common stock by a pooled bank prior to merger                (69)                         3,675
Purchase of treasury stock for issuance in a business combination                                   (15,887)
Issuance of shares for business combinations                                                         22,258
Net income                                                                                           82,516
Cash dividends: ($0.60 per share)                                                                   (24,957)
Cash dividends by pooled banks prior to merger                                                       (1,622)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                              2,285
Conversion of 7% convertible
 subordinated debentures                                                                                230
Change in unrealized gain on securities
 available for sale, net of taxes                                                  1,833              1,833
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                           $(1,751)   $  1,987        $   543,262
===========================================================================================================





See notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS97



                                                                                      For the years ended
                                                                                  December 31, 1997, 1996, and 1995
                                                                                         (In thousands)
                                                                               1997            1996            1995
----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                  $  82,516       $  56,282       $  50,642
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
  Depreciation, amortization and accretion                                     21,663          16,122          15,109
  Amortization of mortgage servicing rights                                    17,071          13,627          10,261
  Provision for possible loan losses                                           14,860          13,564          10,180
  Deferred income taxes                                                           747          (1,632)         (2,215)
  Gain on sale of securities, net                                                (665)           (220)           (682)
  Gain on sale of other assets                                                 (1,468)           (747)            (65)
  Additions to mortgage servicing rights                                      (52,152)        (32,264)        (32,139)
  Net increase in mortgage loans held for sale                                (67,365)        (46,022)        (50,647)
  Increase in interest receivable                                             (12,036)         (1,918)         (9,685)
  (Increase) decrease in prepaids and other receivables                          (287)           (729)          3,808
  Increase (decrease) in accrued expenses and accounts payable                    145          (1,875)         (3,467)
  Increase in accrued income taxes                                                770             136           3,086
  Increase in interest payable                                                  8,793           4,038          11,455
  Other, net                                                                   (7,978)          9,192         (12,555)
----------------------------------------------------------------------------------------------------------------------
   Total adjustments                                                          (77,902)        (28,728)        (57,556)
----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                             4,614          27,554          (6,914)
----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Proceeds from maturities of securities available for sale                    155,973         138,627         105,274
 Proceeds from sales of securities available for sale                          54,279          76,511          90,415
 Purchase of securities available for sale                                   (146,082)       (201,318)       (226,233)
 Proceeds from maturities of investment securities                            201,757         153,518         107,488
 Purchases of investment securities                                          (133,157)       (149,104)        (56,184)
 Net decrease in short-term investment securities                                  --           5,300             200
 Net increase in loans                                                       (552,349)       (699,709)       (738,104)
 Purchase of bank owned life insurance                                        (30,000)             --              --
 Cash and cash equivalents received in bank acquisitions, net (Note 2)         28,242           1,437          23,201
 Cash and cash equivalents received in the purchase
 of assets and assumption of liabilities(Note 2)                                   --           7,028              --
 Capital expenditures                                                         (39,143)        (29,233)        (15,520)
 Proceeds from sale of other real estate owned                                  3,123          11,632          11,491
 Purchase of treasury stock for issuance in a business acquisition            (15,887)             --              10
 Other, net                                                                     3,469             111           2,283
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                        (469,775)       (685,200)       (695,679)
----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in demand, savings and time deposits                            379,283         456,213         597,774
 Net increase in federal funds purchased,
 repurchase agreements and other short-term borrowings                         69,287         233,835         196,963
 Proceeds from issuance of long-term debt                                      70,000           6,394          12,092
 Repayment of long-term debt                                                  (16,996)         (5,064)        (55,526)
 Proceeds from issuance of common stock                                         9,645           3,768           9,026
 Proceeds from issuance of subordinated debt                                       --              --           1,425
 Dividends paid                                                               (26,579)        (20,062)        (12,795)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                     484,640         675,084         748,959
----------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                      19,479          17,438          46,366
Cash and cash equivalents at beginning of year                                298,778         281,340         234,974
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                           $ 318,257       $ 298,778       $ 281,340
----------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                                                  $ 257,597       $ 209,229       $ 169,759
  Income taxes                                                                 47,827          32,903          25,180
Non-cash transactions:
 Transfer of loans to other real estate                                     $  15,532       $   9,893       $   6,060
 Origination of loans from the sale of other real estate                          643           1,507           1,181
 Securitization of mortgage loans                                                  --          99,276           3,471
 Transfer of investment securities to securities available for sale                --              --          60,421
 Conversion of subordinated debentures to common stock                          2,515           9,808             428
 Assets acquired in business combinations                                     554,803          77,923         307,425
  Liabilities assumed in business combinations                                526,741          76,760         302,810
======================================================================================================================


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL

STATEMENTS 97

1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

     BASIS OF PRESENTATION--The consolidated financial statement of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the pooling-of-interests method business combinations with United American Holding Corporation ("United American"), First Central Bank ("First Central") and South Florida Banking Corp. ("South Florida") on February 2, 1998, February 11, 1998 and February 12, 1998, respectively. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they became the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations were issued. The consolidated financial statements of BancGroup for 1996 and 1995 have been previously restated to give retroactive effect to the April 1997 combination with Fort Brooke Bancorporation ("Fort Brooke"), the January 1997 combinations with Jefferson Bancorp, Inc. ("Jefferson") and D/W Bankshares, Inc. ("Bankshares") as well as the July 1996 combinations with Commercial Bancorp of Georgia, Inc., ("Commercial") and Southern Banking Corporation ("Southern") which were accounted for as poolings of interests. (See Note 2)

     PRINCIPLES OF CONSOLIDATION--The consolidated financial statements and notes to consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS--BancGroup considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

     INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--Securities are classified as either held to maturity, available for sale or trading.

     Held to maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

     Securities available for sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

     Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

     Realized and unrealized gains and losses are based on the specific identification method.

     MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1997 and 1996 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

     LOANS--Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES--A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS--Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1997, 1996 and 1995.

     PREMISES AND EQUIPMENT--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

     Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

     OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

     INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period up to twenty-five years for the excess of cost over tangible and identified intangible assets acquired using the straight-line method or an accelerated method, as applicable, and ten years for deposit core base intangibles using an accelerated method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

     MORTGAGE SERVICING RIGHTS--The total cost of mortgage loans held for sale is allocated to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values. The aggregate basis is used to determine the lower of cost or market value when capitalizing mortgage servicing rights.

     Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.

     The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by coupon rate. Fair values of servicing rights are determined by estimating the present value of future net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced.

     The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1997 and 1996 are stated net of accumulated amortization of approximately $74 million and $58 million, respectively.

     Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

     LONG LIVED ASSETS--BancGroup reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized.

Long-lived assets and certain intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

     INCOME TAXES--BancGroup uses the asset and liability method of accounting for income taxes (See Note 18). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

     STOCK-BASED COMPENSATION--BancGroup adopted SFAS No. 123, "Accounting for Stock-Based Compensation," on January 1, 1996. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for its stock option plans under the provisions in APB Opinion 25.

     EARNINGS PER SHARE--BancGroup adopted SFAS No. 128, "Earnings Per Share" on December 31, 1997. This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All prior year earnings per share data has been restated to reflect the presentation required under SFAS No. 128 as well as a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.

     ADVERTISING COSTS--Advertising costs are expensed as incurred.

     RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.

     RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities utilizing the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

     This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASBStatement No. 125." This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     This statement is effective for fiscal years beginning after December 15, 1997. Although earlier application is permitted, BancGroup has chosen not to adopt early. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

     This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

     Pursuant to SFAS No. 131, BancGroup will report two segments: commercial banking and mortgage banking.

     In February, 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension costs and other postretirement benefit plans. It does not change the measurement or recognition of these plans but standardizes the disclosure requirements for pension and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis and eliminates certain disclosures no longer useful. This statement is effective for fiscal years beginning after December 15, 1997.

2.   BUSINESS COMBINATIONS

     BancGroup recently completed the following business combinations with other financial institutions. These business combinations have been reflected in the financial statements at December 31, 1997. The balances reflected are as of the date of consummation.

(DOLLARS IN THOUSANDS)
                                            ACCOUNTING                    DATE         BANCGROUP      CASH         TOTAL
FINANCIAL INSTITUTIONS                      TREATMENT                 CONSUMMATED       SHARES       PAID (2)     ASSETS
-------------------------------------------------------------------------------------------------------------------------
1995
Colonial Mortgage Company (AL)              Pooling of interests       02/17/95        4,545,454                 $ 71,000
Brundidge Banking Company (AL)              Purchase                   03/31/95          532,868                   56,609
Mt. Vernon Financial Corp. (GA)             Purchase                   10/20/95        1,043,440                  217,967
Farmers & Merchants Bank (AL)               Purchase                   11/03/95          513,686    $ 3,000        56,050
-------------------------------------------------------------------------------------------------------------------------
1996*
Commercial Bancorp of Georgia, Inc. (GA)    Pooling of interests       07/03/96        2,306,460                  232,555
Southern Banking Corporation (FL)           Pooling of interests       07/03/96        2,858,494                  232,461
Dothan Federal Savings Bank (AL)            Purchase                   07/08/96          154,690      2,600        48,366
-------------------------------------------------------------------------------------------------------------------------
1997
Jefferson Bancorp, Inc. (FL)                Pooling of interests       01/03/97        3,854,952                  472,732
Tomoka Bancorp, Inc. (FL)                   Pooling of interests(1)    01/03/97          661,992                   76,700
First Family Financial Corp. (FL)           Purchase                   01/09/97          330,564      6,492       167,300
D/W Bankshares, Inc. (GA)                   Pooling of interests       01/31/97        1,016,548                  138,686
Shamrock Holdings, Inc. (AL)                Purchase                   03/05/97                      11,813        54,500
Fort Brooke Bancorporation (FL)             Pooling of interests       04/22/97        1,599,973                  208,800
Great Southern Bancorp (FL)                 Pooling of interests(1)    07/01/97          927,811                  121,009
First Commerce Banks of Florida, Inc. (FL)  Purchase                   07/01/97          685,695                   97,093
Dadeland BancShares, Inc. (FL)              Purchase                   09/15/97                      38,000       169,946
First Independence Bank of Florida (FL)     Pooling of interests(1)    10/01/97          503,932                   65,048
-------------------------------------------------------------------------------------------------------------------------
1998
United American Holding Corp. (FL)          Pooling of interests       02/02/98        2,113,206                  275,263
First Central Bank (FL)                     Pooling of interests       02/11/98          688,684                   62,897
South Florida Banking Corp. (FL)            Pooling of interests       02/12/98        1,932,229                  255,769
-------------------------------------------------------------------------------------------------------------------------


(1) Due to the immaterial impact on BancGroup's Financial Statements, prior years have not been restated to include these poolings of interests.
(2)  Does not include immaterial amounts paid in lieu of fractional shares.
(3)  Represents subordinated debentures.

 * On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

     In addition to the combinations shown above, BancGroup has closed or has plans to close the following combinations since December 31, 1997. The balances reflected are as of December 31, 1997. The following business combinations have not been reflected in the financial statements at December 31, 1997.

(DOLLARS IN THOUSANDS)
                                  ACCOUNTING               DATE        BANCGROUP       OTHER            TOTAL
FINANCIAL INSTITUTIONS            TREATMENT              CONSUMMATED    SHARES     CONSIDERATION(1)     ASSETS
---------------------------------------------------------------------------------------------------------------
ASB Bancshares, Inc. (AL)       Purchase                  02/05/98        467,257   $  7,725(3)         158,656
Commercial Bank of Nevada (NV)  Pooling of interests      Pending         842,157         --            120,108
CNB Holding Corporation (FL)    Pooling of interests      Pending         932,227         --             83,273
First Macon Bank & Trust (GA)   Pooling of interests      Pending       1,844,500         --            186,370
First Bank (TX)                 Pooling of interests      Pending       1,200,000         --            144,994
Prime Bank of Central
  Florida (FL)                  Pooling of interests      Pending         586,560         --             68,295
---------------------------------------------------------------------------------------------------------------

(1)  Does not include immaterial amounts paid in lieu of fractional shares.

     The combination with Colonial Mortgage Company ("CMC") in 1995 was accounted for using a method of accounting similar to a pooling of interests. The 1996 combinations with Southern and Commercial, the 1997 combinations with Jefferson, Bankshares and Fort Brooke and the 1998 combinations with United American, South Florida, and First Central were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if these combinations had occurred at the beginning of the earliest period presented. The 1997 combinations with Tomoka Bancorp, Inc., Great Southern Bancorp and First Independence Bank of Florida were accounted for using the pooling-of-interests method, however, due to immateriality, the prior year financial statements were not restated. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. The proforma impact of the purchase method business combinations on BancGroup's financial statements for periods prior to acquisition is not significant.

     The following is summary operating information for BancGroup showing the effect of the business combinations described in the preceding paragraphs (years prior to consummation).

                          AS ORIGINALLY EFFECT OF  CURRENTLY
(IN THOUSANDS)              REPORTED    POOLINGS   REPORTED
------------------------------------------------------------
1997:
 Net interest income       $248,499    $25,116   $273,615
 Noninterest income          87,759      4,791     92,550
 Net income                  77,191      5,325     82,516

1996:

 Net interest income        169,678     54,910    224,588
 Noninterest income          65,982      8,878     74,860
 Net income                  53,608      2,674     56,282

1995:

 Net interest income        118,442     71,102    189,544
 Noninterest income          45,982     17,497     63,479
 Net income                  38,794     11,848     50,642
------------------------------------------------------------

3. SECURITIES

     The carrying and market values of investment securities are summarized as follows:

INVESTMENT SECURITIES

                                                      1997                                                1996
-----------------------------------------------------------------------------------------------------------------------------------
                              AMORTIZED     UNREALIZED   UNREALIZED    MARKET       Amortized    Unrealized  Unrealized     Market
(IN THOUSANDS)                   COST        GAINS       LOSSES         VALUE         Cost         Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities      $150,536      $  925      $   (67)      $151,394      $176,780      $1,720      $  (161)     $178,339
 and obligations of U.S.
 government agencies
Mortgage-backed                 72,155         754         (634)        72,275        78,247         667         (899)       78,015
 securities
Obligations of state and        44,781       1,316           (9)        46,088        46,127       1,064          (55)       47,136
 political subdivisions
Other                            1,741         115         (247)         1,609         6,786          74         (214)        6,646
-----------------------------------------------------------------------------------------------------------------------------------
Total                         $269,213      $3,110      $  (957)      $271,366      $307,940      $3,525      $(1,329)     $310,136
-----------------------------------------------------------------------------------------------------------------------------------

     The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE

                                                      1997                                                1996
-----------------------------------------------------------------------------------------------------------------------------------
                              AMORTIZED     UNREALIZED   UNREALIZED    MARKET       Amortized    Unrealized  Unrealized     Market
(IN THOUSANDS)                   COST        GAINS       LOSSES         VALUE         Cost         Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities      $306,780      $1,584      $  (554)      $307,810      $298,502      $1,260      $(1,814)    $297,948
and  obligations of U.S.
government agencies
Mortgage-backed                242,387       1,933      $(1,760)       242,560       211,519       1,734      $(2,136)     211,117
securities
Obligations of state and        34,718       1,214           (4)        35,928        27,955         626          (93)      28,488
political subdivisions
Other                            7,250         998           (1)         8,247        12,962       1,002         (254)      13,710
-----------------------------------------------------------------------------------------------------------------------------------
Total                         $591,135      $5,729      $(2,319)      $594,545      $550,938      $4,622      $(4,297)    $551,263

The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

     Included within securities available for sale is $44,459,000 and $40,040,000 in Federal Home Loan Bank stock at December 31, 1997 and 1996, respectively.

     Securities with a carrying value of approximately $621,718,000 and $562,641,000 at December 31, 1997 and 1996 respectively, were pledged for various purposes as required or permitted by law.

     Gross gains of $754,000, $400,000 and $863,000 and gross losses of $89,000, $183,000 and $181,000 were realized on sales of securities for 1997, 1996, and 1995, respectively. The amortized cost and market value of debt securities at December 31, 1997, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                           INVESTMENT SECURITIES     SECURITIES AVAILABLE FOR SALE
                           AMORTIZED     MARKET          AMORTIZED       MARKET
(IN THOUSANDS)               COST        VALUE             COST           VALUE
----------------------------------------------------------------------------------
Due in one year           $ 62,737      $ 62,938          $ 83,125      $ 83,155
 or less
Due after one year         114,195       115,072           140,141       140,839
 through five years
Due after five years        15,558        16,190            52,418        53,227
 through ten years
Due after ten years          4,568         4,891            29,171        30,071
--------------------------------------------------    ---------------------------
                           197,058       199,091           304,855       307,292
--------------------------------------------------    ---------------------------
Mortgage-backed             72,155        72,275           242,388       242,560
 securities
--------------------------------------------------    ---------------------------
Total                     $269,213      $271,366          $547,243      $549,852
--------------------------------------------------    ---------------------------


4.   LOANS

     A summary of loans follows:

(IN THOUSANDS)                     1997              1996
------------------------------------------------------------
Commercial, financial,
 and agricultural              $   680,020       $   642,402
Real estate--commercial          1,515,645         1,146,642
Real estate--construction          674,557           493,182
Real estate--mortgage            2,332,611         1,929,142
Installment and consumer           313,121           293,709
Other                               70,639            57,012
------------------------------------------------------------
Subtotal                         5,586,593         4,562,089
Unearned income                       (692)           (3,309)
------------------------------------------------------------
Total                          $ 5,585,901       $ 4,558,780
------------------------------------------------------------

     BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central, southwest and south Florida, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in commercial real estate and residential real estate loans in general, management is not aware of any significant concentrations.

     BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1997.

     In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 1997 are summarized as follows:

(IN THOUSANDS)
Balance                                Balance
1/1/97        Additions  Repayments   12/31/97
----------------------------------------------
$50,174         42,542     54,751       37,965
----------------------------------------------

     At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $8,064,000 and $5,972,000, respectively, and these loans had a corresponding valuation allowance of $3,349,000 and $2,902,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was approximately $5,672,000 and $4,845,247. BancGroup recognized approximately $677,000 and $292,000 of interest on impaired loans during the portion of the year that they were impaired in 1997 and 1996, respectively.

     BancGroup uses several factors in determining if a loan is impaired. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, collateral value and borrower's operating factors such as cash flows, operating income or loss, etc.

5.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses is as follows:

(IN THOUSANDS)               1997           1996           1995
----------------------------------------------------------------
Balance, January 1        $ 58,016       $ 50,803       $ 45,547
Addition due to
 acquisitions                6,872            618          1,129
Provision charged
 to income                  14,860         13,564         10,180
Loans charged off          (16,488)       (12,288)        (8,832)
Recoveries                   4,268          5,319          2,779
----------------------------------------------------------------
Balance, December 31      $ 67,528       $ 58,016       $ 50,803
----------------------------------------------------------------

6.   FINANCIAL INSTRUMENTS WITH
     OFF-BALANCE SHEET RISK

     BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

     BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1997 and 1996 are as follows:

                                    CONTRACT AMOUNT
---------------------------------------------------------
(IN THOUSANDS)                      1997          1996
---------------------------------------------------------
Financial instruments whose
 contract amounts represent
 credit risk:
Loan commitments                $1,306,151      $788,524
Standby letters of credit           55,631        50,980
Mortgage sales commitments         287,395       193,970

     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

     Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments are included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $286,246,000 and $194,858,000 at December 31, 1997 and 1996, respectively.

7.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

(IN THOUSANDS)                   1997      1996
--------------------------------------------------
Land                            $32,903   $25,677
Bank premises                    90,209    72,513
Equipment                        91,387    72,660
Leasehold improvements           18,318    15,786
Construction in progress         12,739     2,819
Automobiles                         882       624
--------------------------------------------------
Total                           246,438   190,079
Less accumulated depreciation
 and amortization               100,249    83,784
--------------------------------------------------
Premises and equipment, net    $146,189  $106,295
--------------------------------------------------

8.   SHORT-TERM BORROWINGS

       Short-term borrowings are summarized as follows:

(IN THOUSANDS)                1997         1996          1995
----------------------------------------------------------------
Federal funds purchased
 and securities sold
 under repurchase
 agreements                 $273,929      $147,195      $168,763
FHLB borrowings              420,000       715,000       465,000
Other short-term
 borrowings                   25,490         2,305         1,301
----------------------------------------------------------------
Total                       $719,419      $864,500      $635,064
----------------------------------------------------------------

     BancGroup's Parent Company had outstanding term notes (Note 9) of which the current portion, $0 and $1,033,000, is included in other short-term borrowings at December 31, 1997 and 1996, respectively.

     In 1996, BancGroup entered into a line of credit with a financial institution totaling $35 million of which the current portion, $10,000,000 and $0, is included in other short-term borrowings at December 31, 1997 and 1996, respectively (Note 9).

     BancGroup had a reverse repurchase agreement outstanding in the amount of $12 million at December 31, 1997, which is included in other short-term borrowings. This debt is directly related to an asset of $12 million in securities purchased under resale agreement with another financial institution.

     BancGroup is a member of the Federal Home Loan Bank (FHLB). Based on its investment in the FHLB and other factors at December 31, 1997, BancGroup can borrow up to $1.5 billion from the FHLB on either a short or long-term basis. At December 31, 1997, $656 million was outstanding of which $235 million (Note 9) is included in long term debt with the remaining portion included in other short-term borrowings. An additional unused credit of $768 million is available with the FHLB. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt. Colonial Bank has a warehouse line of credit with $225 million of availability from FHLB, of which none was outstanding at December 31, 1997. This warehouse line is collateralized by mortgage loans held for sale.

     Additional details regarding short-term borrowings are shown below:

(IN THOUSANDS)              1997             1996              1995
----------------------------------------------------------------------
Average amount
 outstanding
 during the year      $   714,525       $   728,577       $   518,909
Maximum amount
 outstanding at
 any month-end            719,419           885,765           643,698
Weighted average
 interest rate:
During year                  5.61%             5.43%             5.99%
End of year                  5.95%             5.53%             5.68%
----------------------------------------------------------------------

9.   LONG-TERM DEBT

     Long-term debt is summarized as follows:

(IN THOUSANDS)                     1997          1996
-------------------------------------------------------
71/2% Convertible Subordinated
 Debentures                      $  4,893      $ 7,187
7% Convertible Subordinated
 Debentures                         1,195        1,425
Trust Preferred Securities         70,000           --
Term Note                              --       14,116
FHLB Advances                     234,831       10,809
REMIC Bonds                         4,333        5,536
Other                                  --           19
-------------------------------------------------------
Total                            $315,252      $39,092
-------------------------------------------------------

     The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, approximately 349,500 shares of such Common Stock would be issued.

     The 7 % Convertible Subordinated Debentures due December 31, 2004 ("1994 Debentures"), were issued by D/W Bankshares prior to being merged into BancGroup. The 1994 Debentures are convertible into BancGroup Common Stock, at the conversion price of $15.16 principal amount of the 1994 Debentures, subject to adjustment upon occurrence of certain events, for each share of stock received. The 1994 Debentures cannot be redeemed by BancGroup before January 1, 1998. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1994 Indenture, approximately 78,800 shares of such Common Stock would be issued.

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption by BancGroup, in whole or in part at any time after January 29, 2007 until maturity in January 2017. Circumstances are remote that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness.

     The subordinated debentures and Trust Preferred Securities described above are subordinate to substantially all remaining liabilities of BancGroup. BancGroup had long-term Federal Home Loan Bank (FHLB) Advances (Note 8) outstanding of $234,831,000 and $10,809,000 at December 31, 1997 and 1996,
respectively. These advances bear interest rates of 5.24% to 7.53% and mature from 1999 to 2011.

     In 1996, BancGroup transferred the outstanding balances of a term note and line of credit to a new term note. The 1996 term note had $15,149,000 outstanding at December 31, 1996. (Also see Note 8.) The 1996 term note was payable in annual installments of $1,033,000 with the balance due in 2001. In January 1997, the new term note was paid in full. The repayment was funded with a portion of the proceeds from the Trust Preferred

Securities offering discussed above. In addition, BancGroup entered into a new line of credit with the same financial institution as discussed in Note 8. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary, Colonial Bank, is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios.

     BancGroup, with the acquisition of First AmFed in 1993, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1997, only the Class A-4 bonds due September 1, 2017 remain outstanding with an outstanding balance of $4,333,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $4,523,000. The collections on these securities are used to pay interest and principal on the bonds. At December 31, 1997, long-term debt, including the current portion, is scheduled to mature as follows:

(IN THOUSANDS)
-----------------------
1998           $  1,345
1999             75,407
2000             50,094
2001                 86
2002            100,095
Thereafter       89,020
-----------------------
Total          $316,047
-----------------------

10.  CAPITAL STOCK

     On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

     Effective February 21,1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Stockholders of BancGroup may not act by written consent or call special meetings.

11.  REGULATORY MATTERS AND
     RESTRICTIONS

     During 1997, BancGroup became a member of the Federal Reserve and merged its subsidiary banks into one bank, Colonial Bank.

     Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $134 million of retained earnings plus certain 1998 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1998 without prior approval from the respective regulatory authorities.

     Colonial Bank isrequired by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31,1997, these deposits totaled $23.1 million.

     BancGroup and its subsidiary bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and its subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require BancGroup and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that BancGroup and its subsidiary bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized BancGroup's subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and its subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category.

     Actual capital amounts and ratios for BancGroup and its significant bank subsidiaries are also presented in the following table:

                                                ACTUAL                  TO BE WELL CAPITALIZED
(IN THOUSANDS)                                  AMOUNT       RATIO         AMOUNT     RATIO
----------------------------------------------------------------------------------------------
AS OF DECEMBER 31,1997
 Total Capital (to Risk Weighted Assets)
  CONSOLIDATED                                 $615,588      11.40%      $540,222      *10.0%
  Colonial Bank                                 612,621      11.22%       545,766      *10.0%
 Tier I Capital (to Risk Weighted Assets)
  CONSOLIDATED                                  542,132      10.04%       324,133       *6.0%
  Colonial Bank                                 545,253       9.99%       327,459       *6.0%
 Tier I Capital (to average assets)
  CONSOLIDATED                                  542,132       7.52%       363,902       *5.0%
  Colonial Bank                                 545,253       7.50%       363,902       *5.0%

AS OF DECEMBER 31,1996
 Total Capital (to Risk Weighted Assets)
  CONSOLIDATED                                 $476,021      10.85%      $438,650      *10.0%
  Colonial Bank Alabama                         305,015      10.47%       291,391      *10.0%
  Colonial Bank Florida                         121,086      11.89%       101,833      *10.0%
  Colonial Bank Georgia                          52,632      12.51%        42,080      *10.0%
 Tier I Capital (to Risk Weighted Assets)
  CONSOLIDATED                                  412,540       9.40%       263,190       *6.0%
  Colonial Bank Alabama                         268,349       9.21%       174,834       *6.0%
  Colonial Bank Florida                         108,154      10.62%        61,100       *6.0%
  Colonial Bank Georgia                          45,872      10.90%        25,248       *6.0%
 Tier I Capital (to average assets)
  CONSOLIDATED                                  412,540       6.93%       299,273       *5.0%
  Colonial Bank Alabama                         268,349       6.65%       201,772       *5.0%
  Colonial Bank Florida                         108,154       7.58%        71,919       *5.0%
  Colonial Bank Georgia                          45,872       7.32%        31,339       *5.0%

12.  LEASES

     BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1997 were as follows:


(IN THOUSANDS)
------------------------
1998             $7,776
1999              6,618
2000              5,607
2001              4,193
2002              3,302
Thereafter       18,569
------------------------
Total           $46,065
------------------------

     Rent expense for all leases amounted to $11,712,000 in 1997, $9,968,000 in 1996 and $9,163,000 in 1995.

13.  EMPLOYEE BENEFIT PLANS

     BancGroup and the majority of its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% for 1997, 7.75% for 1996 and 7.25% for 1995. The rate of increase in future compensation levels was 4.25% for 1997, 4.75% for 1996 and 4.00% for 1995. The expected long-term rate of return on assets was 9% for 1997, 1996, and 1995.

     Employee pension benefit plan status at December 31:

(IN THOUSANDS)                                1997           1996
-------------------------------------------------------------------
Actuarial present value of benefit
   obligations:
Accumulated benefit obligation              $ 11,869       $  8,623
Vested benefit obligation                   $ 11,116       $  8,191
Projected benefit obligation for
  service rendered to date                  $ 17,348       $ 13,279
Plan assets at fair value                   $ 18,486       $ 13,729
-------------------------------------------------------------------
Plan assets over projected
  benefit obligation                           1,138            450
Unrecognized net gain                         (3,824)        (2,549)
Unrecognized prior service cost                   57             62
Unrecognized net transition asset
 over 19 years                                   (39)           (45)
-------------------------------------------------------------------
Accrued pension cost                        $ (2,668)      $ (2,082)
-------------------------------------------------------------------

(IN THOUSANDS)                      1997        1996        1995
------------------------------------------------------------------
Net pension cost included the
  following components:

Service cost                     $ 1,407       $ 1,099     $    873
Interest cost                      1,199         1,029          962
Actual return on plan assets      (1,245)       (1,463)        (851)
Net amortization and deferral         (1)          405           (6)
-------------------------------------------------------------------
Net pension cost                 $ 1,360       $ 1,070     $    978
-------------------------------------------------------------------

     At December 31, 1997 and 1996, the pension plan assets included investments of 82,260 and 45,260 shares of BancGroup Common Stock representing 14% and 7% of pension plan assets, respectively. At December 31, 1997, BancGroup Common Stock included in pension plan assets had a cost and market value of $616,429 and $2,832,869, respectively. Pension plan assets are distributed approximately 7% in U.S. Government and agency issues, 22% in Corporate bonds, 63% in equity securities (including BancGroup Common Stock) and 8% in money market funds.

     BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan and similar plans of combined banks amounted to $1,409,000, $1,082,000 and $966,100 for 1997, 1996,
and 1995, respectively.

     Prior to the merger, Jefferson maintained a retirement and severance plan for certain senior officers and directors of Jefferson. The plan provided cash payments to the effected personnel in the event of retirement or a change in control (whether or not their employment is terminated). During the years ended December 31, 1996 and 1995, expense recognized under the plan totaled $4,333,000 and $615,000, respectively.

14.  STOCK PLANS

     The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of

1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1997 and 1996, 702,128 and 772,334, respectively, remained available for the granting of options under the 1992 Plan.

     The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31,1997 and 1996, 1,407,000 and 1,465,500 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

     Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

     Pursuant to the various business combinations, BancGroup assumed qualified stock options and non-qualified stock options according to the respective exchange ratios.

     Certain of the options issued during 1997 and 1996 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. The option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years to fully vest in the options granted. These options become exercisable on a pro-rata basis over a period of one to five years.

     Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1997, 1996 and 1995.

                                             QUALIFIED PLANS(1)                  NONQUALIFIED PLANS(1)
------------------------------------------------------------------------------------------------------------
                                                          WEIGHTED AVERAGE                  WEIGHTED AVERAGE
                                              SHARES       EXERCISE PRICE       SHARES        EXERCISE PRICE
------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994              953,419       $     7.109       1,739,766       $     5.710
Granted (at $8.445-$13.495 per share)          46,272            10.701          57,779             8.744
Exercised (at $3.08-$8.74 per share)         (242,905)            6.364         (32,335)            7.208
Cancelled (at $6.26 per share)                 (5,986)            6.260              --                --
------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995              750,800       $     7.579       1,765,210       $     5.782
Granted (at $14.580-$19.94 per share)         326,425            17.076          96,298            14.275
Exercised (at $3.08-$9.12 per share)         (132,555)            7.458        (410,085)            5.890
Cancelled (at $11.16 per share)               (62,632)           11.160              --                --
------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996              882,038       $    10.857       1,451,423       $     6.315
Assumed in business combinations
  (at $6.20-$13.78 per share)                  63,826             7.320         252,974             9.600
Granted (at $19.155-$27.72 per share)         134,008            21.099         109,131            15.447
Exercised (at $3.080-$17.315 per share)      (345,977)            7.040        (376,954)            6.250
Cancelled (at $17.155-$27.20 per share)       (42,894)           19.192          (1,614)            7.380
------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997              691,001       $    13.910       1,434,960       $     7.604
------------------------------------------------------------------------------------------------------------

(1) This table includes those plans assumed pursuant to various business combinations according to the respective exchange ratios.

     At December 31, 1997, the total shares outstanding and exercisable under these option plans were as follows:

                                  OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------------------
                                  WEIGHTED       WEIGHTED
                   NUMBER         AVERAGE        AVERAGE     AGGREGATE     NUMBER     AVERAGE    AGGREGATE
   RANGE OF      OUTSTANDING     REMAINING       EXERCISE     OPTION     EXERCISABLE   EXERCISE    OPTION
EXERCISE PRICES  AT 12/31/97  CONTRACTUAL LIFE    PRICE        PRICE     AT 12/31/97   PRICE       PRICE
-----------------------------------------------------------------------------------------------------------
$3.08-$3.625      320,510     2.71 years         $ 3.203   $ 1,026,704      320,510   $ 3.203   $ 1,026,704
$3.725-$3.88      371,033     4.97 years           4.486     1,664,539      371,033     4.486     1,664,539
$5.740-$8.445     300,085     4.55 years           7.815     2,345,201      294,475     7.799     2,296,480
$8.685-$9.12      412,740     4.79 years           9.013     3,719,977      412,741     9.012     3,719,977
$9.25-$10.48      314,876     6.50 years          11.948     3,762,025      314,876    11.948     3,762,029
$11.70-$17.315    265,717     8.66 years          17.911     4,759,300       92,899    17.284     1,605,657
$19.155-$27.72    141,000     9.35 years          23.107     3,258,150       16,000    20.931       334,900
-----------------------------------------------------------------------------------------------------------
Total           2,125,961     5.45 years         $ 9.660   $20,535,896    1,822,534   $ 7.907   $14,410,286
===========================================================================================================

     On January 1, 1996 BancGroup adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and fair market value of the shares at date of issue. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:

AS REPORTED PRO FORMA
                                           1997
Net income                         $82,516      $81,990
Earnings per share (basic)         $  1.77      $  1.76
                                           1996
Net income                         $56,282      $55,277
Earnings per share (basic)         $  1.31      $  1.29
                                           1995
Net income                         $50,642      $50,438
Earnings per share (basic)         $  1.27      $  1.27
-------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 3.11%, 3.15% and 3.15%; expected volatility of 23% for 1997 and 34% for both 1996 and 1995; risk-free interest rates of 6.46%, 6.04% and 6.63% for 1997, 1996 and 1995, respectively; and expected lives of ten years. The weighted average fair values of options granted during 1997, 1996 and 1995 was $4.81, $6.51 and $4.78, respectively.

     In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1997, 1996 and 1995, respectively, 31,082, 31,710 and 34,048 shares of
Common Stock were issued under the Directors Plan, representing approximately $503,000, $328,000 and $326,000 in directors' fees for 1997, 1996 and 1995, respectively.

     In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. A total of $423,000, $171,000 and $0 in compensation expense was charged to operations under this plan for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995 the Company awarded 29,102, 50,000 and 50,000 shares, respectively, under the Stock Bonus and Retention Plan having weighted average fair value at grant date of $20.82, $19.37 and $16.25, respectively. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 130,702 shares outstanding of which 28,960 shares were vested at December 31, 1997.

     In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides employees of BancGroup, who work in excess of 29 hours per week, with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or not more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or not more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 39,098 shares issued and outstanding under this Plan at December 31, 1997.

15.  CONTINGENCIES

     BancGroup and its subsidiaries are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1997, will have a materially adverse effect on BancGroup's financial statements.

16.  RELATED PARTIES

     Insurance coverage for credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $976,000, $1,651,000, and $1,712,000 in 1997, 1996 and 1995, respectively.

     BancGroup, Colonial Bank and CMC lease premises, including their principal corporate offices, and airplane services from companies owned partly or wholly by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,475,000, $3,252,000 and $3,100,000 in 1997, 1996 and
1995, respectively.

     During 1997, 1996 and 1995, BancGroup and its subsidiaries paid or accrued fees of approximately $1,659,000, $1,475,000 and $1,306,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17.  OTHER EXPENSE

     The following amounts were included in Other Expense:

(IN THOUSANDS)               1997       1996       1995
---------------------------------------------------------
FDIC assessment           $    982    $  2,475   $  5,070
Advertising and
  public relations           6,659       6,252      4,916
Stationery, printing,
  and supplies               5,304       4,472      4,118
Telephone                    5,198       5,044      4,045
Legal fees                   2,860       3,258      2,818
Postage                      3,558       2,907      2,469
Insurance                    1,901       2,183      1,842
Other                       34,379      30,056     29,525
---------------------------------------------------------
Total                     $ 60,841    $ 56,647   $ 54,803
---------------------------------------------------------

18.  INCOME TAXES

     The components of income taxes were as follows:

(IN THOUSANDS)               1997       1996        1995
---------------------------------------------------------
Currently payable:
 Federal                  $ 43,600    $ 29,489   $ 27,109
 State                       4,252       2,773      2,569
Deferred                       705      (1,631)    (2,216)
---------------------------------------------------------
Total                     $ 48,557    $ 30,631   $ 27,462
---------------------------------------------------------

     The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

(IN THOUSANDS)                  1997         1996         1995
Tax at statutory rate
 on income from
 operations                   $45,238      $30,360      $27,294
Add:
 State income taxes, net
  of federal tax benefit        2,858        2,198        1,702
 Amortization of net
  purchase accounting
  adjustments                   1,026          392          260
 Other                          1,427          659          978
---------------------------------------------------------------
Total                          50,549       33,609       30,234
---------------------------------------------------------------
Deduct:
 Nontaxable interest
   income                       1,949        2,946        2,094
 Dividends received
   deduction                       34           16          252
 Other                              9           16          426
---------------------------------------------------------------
 Total                          1,992        2,978        2,772
---------------------------------------------------------------
TOTAL INCOME TAXES            $48,557      $30,631      $27,462


     The components of BancGroup's net deferred tax asset as of December 31, 1997 and 1996, were as follows:

                                            1997          1996
---------------------------------------------------------------
Deferred tax assets:
 Allowance for possible loan
  losses                                   $21,002      $19,347
 Pension accrual in excess
   of contributions                          1,078          952
 Accumulated amortization of
   mortgage servicing rights                 1,348        2,384
 Other real estate owned
   write-downs                               1,258        1,443
 Other liabilities and reserves              2,100        1,616
 Accelerated tax depreciation                   37           22
 Other                                       2,650        2,397
---------------------------------------------------------------
Total deferred tax asset                    29,473       28,161
---------------------------------------------------------------

Deferred tax liabilities:
  Cumulative accretion/discount
    on bonds                                 1,194          460
  Differences between financial
    reporting and tax bases of net
    assets acquired                            477          962
  Prepaid FDIC assessment                      223            1
  Loan loss reserve recapture                1,090        1,779
  Unrealized gain on securities
    available for sale                         615          118
  Other                                      3,407        3,759
---------------------------------------------------------------
  Total deferred tax liability               7,006        7,079
---------------------------------------------------------------
  Net deferred tax asset                   $22,467      $21,082
---------------------------------------------------------------

     The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

     BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

19.  EARNINGS PER SHARE

     BancGroup adopted SFAS No. 128, "Earnings Per Share" on December 31,1997. This statement requires all entities with complex capital structures to present a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The following table reflects this reconciliation:


                                                          PER SHARE
(IN THOUSANDS)                        INCOME     SHARES     AMOUNT
-------------------------------------------------------------------
1997
Basic EPS
  Net income                         $82,516      46,536      $1.77
  Effect of dilutive securities
    Options                                        1,140
    Convertible debentures,
       net of taxes                      295         482
-------------------------------------------------------------------
Diluted EPS                          $82,811      48,158      $1.72
-------------------------------------------------------------------
1996
Basic EPS
  Net income                         $56,282      42,839      $1.31
  Effect of dilutive securities
    Options                                        1,317
    Convertible debentures,
       net of taxes                      445         620
-------------------------------------------------------------------
Diluted EPS                          $56,727      44,776      $1.27
-------------------------------------------------------------------
1995
Basic EPS
  Net income                         $50,642      39,787      $1.27
  Effect of dilutive securities
    Options                                        2,351
    Convertible debentures,
       net of taxes                    1,075       1,511
-------------------------------------------------------------------
Diluted EPS                          $51,717      43,649      $1.18
-------------------------------------------------------------------

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 - CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

 - INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE -- For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 - MORTGAGE LOANS HELD FOR SALE -- For these short-term instruments, the fair value is determined from quoted current market prices.

 - MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES -- Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

 - LOANS -- For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

 - DEPOSITS -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1997 and 1996. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

 - SHORT-TERM BORROWINGS -- Rates currently available to BancGroup for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

 - LONG-TERM DEBT -- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

 - COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1997 and 1996.

     The estimated fair values of BancGroup's financial instruments at December 31, 1997 and 1996 are as follows:

                                              1997                             1996
------------------------------------------------------------------------------------------------
                                    CARRYING           FAIR         CARRYING               FAIR
(IN THOUSANDS)                        AMOUNT          VALUE           AMOUNT              VALUE
-----------------------------------------------------------------------------------------------
Financial assets:
 Cash and short-term investments  $  318,257     $  318,257       $  298,778         $  298,778
 Securities available for sale       594,545        594,545          551,263            551,263
 Investment securities               269,213        271,366          307,940            302,295
 Mortgage loans held for sale        225,331        227,375          157,966            157,494
 Mortgage servicing rights and
 excess servicing fees               141,865        163,948          106,784            152,064
 Loans                             5,585,901                       4,558,780
 Less: allowance for loan losses     (67,528)                        (58,016)
-----------------------------------------------------------------------------------------------
Loans, net                         5,518,373      5,433,206        4,500,764          4,562,364
-----------------------------------------------------------------------------------------------
Total                             $7,067,584     $7,008,697       $5,923,495         $6,026,824
-----------------------------------------------------------------------------------------------
Financial liabilities:
 Deposits                         $5,771,702     $5,435,003       $4,728,896         $4,743,707
 Short-term borrowings               719,419        716,764          864,500            864,500
 Long-term debt                      315,252        323,332           39,092             42,121
-----------------------------------------------------------------------------------------------
Total                             $6,806,373     $6,475,099       $5,632,488         $5,650,328
-----------------------------------------------------------------------------------------------


21. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (PARENT COMPANY ONLY)

STATEMENT OF CONDITION
                                              December 31
---------------------------------------------------------------
(IN THOUSANDS)                              1997         1996
---------------------------------------------------------------
ASSETS:
Cash*                                     $ 13,158     $  1,377
Investment in subsidiaries*                613,955      464,567
Intangible assets                            5,226        5,681
Other assets                                 5,651        5,016
---------------------------------------------------------------
Total assets                              $637,990     $476,641
---------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                     $ 11,050       $1,033
Subordinated debt                           76,088        8,612
Other long-term debt                            --       14,116
Other liabilities                            7,590        9,489
Shareholders' equity                       543,262      443,391
---------------------------------------------------------------
Total liabilities and
 shareholders' equity                     $637,990     $476,641
---------------------------------------------------------------

*Eliminated in consolidation.

STATEMENT OF OPERATIONS

                                        Years Ended December 31
(IN THOUSANDS)                       1997         1996         1995
--------------------------------------------------------------------
INCOME:
Cash dividends from
 subsidiaries*                     $42,576      $17,166      $17,543
Interest and dividends
 on short-term investments*            859          250          142
Other income                         2,517        2,255        1,529
--------------------------------------------------------------------
Total income                        45,952       19,671       19,214
--------------------------------------------------------------------
EXPENSES:
Interest                             6,901        2,020        2,756
Salaries and
 employee benefits                   1,703        3,447          754
Occupancy expense                      346          347          298
Furniture and
 equipment expense                      93           96           73
Amortization of
 intangible assets                     460          514          542
Other expenses                       4,774        5,472        4,816
--------------------------------------------------------------------
Total expenses                      14,277       11,896        9,239
--------------------------------------------------------------------
Income before income taxes
 and equity in undistributed
 net income of
 subsidiaries                       31,675        7,775        9,975
Income tax benefit                   2,334        3,066        2,389
--------------------------------------------------------------------
Income before equity in
 undistributed net
 income of subsidiaries             34,009       10,841       12,364
Equity in undistributed
 net income of
 subsidiaries*                      48,507       45,441       38,278
--------------------------------------------------------------------
Net income                         $82,516      $56,282      $50,642
--------------------------------------------------------------------

*Eliminated in consolidation.

STATEMENT OF CASH FLOWS

                                    Years Ended December 31
--------------------------------------------------------------------------------
(IN THOUSANDS)                    1997          1996          1995
--------------------------------------------------------------------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income                     $ 82,516       $ 56,282       $ 50,642
Adjustments to
 reconcile net income
 to net cash provided by
 operating activities:
Depreciation, amorti-
 zation, and accretion              699            618          1,184
Increase in prepaids
 and other assets                  (629)          (921)        (2,471)
Increase (decrease) in
 accrued income taxes             1,972            (65)         3,387
Increase in accrued
 expenses                         2,039            510          1,598
Undistributed
 earnings
 of subsidiaries*               (48,507)       (45,441)       (38,278)
--------------------------------------------------------------------------------
    Total adjustments           (44,426)       (45,299)       (34,580)
--------------------------------------------------------------------------------
Net cash provided by
 operating activities            38,090         10,983         16,062
--------------------------------------------------------------------------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Capital expenditures               (462)          (124)          (175)
Purchase of securities                             (78)          (526)
Proceeds from maturities
 of securities                      506            295            339
Proceeds from sale
 of premises and
 equipment                           --          3,000            538
Net investment
 in subsidiaries*               (56,861)        (2,317)       (13,456)
--------------------------------------------------------------------------------
Net cash (used in)
 provided by investing
 activities                     (56,817)           776        (13,280)
--------------------------------------------------------------------------------

                                     Years Ended December 31
--------------------------------------------------------------------------------
(IN THOUSANDS)                  1997          1996            1995
--------------------------------------------------------------------------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Increase in short-term
 borrowings                    (1,500)           425          1,000
Proceeds from issuance
 of subordinated debt          70,000             --          1,425
Proceeds from issuance
 of long-term debt                 --             --          6,249
Proceeds from issuance
 of short-term debt            10,000             --             --
Repayment of
 long-term debt               (15,149)        (2,350)        (1,000)
Proceeds from
 issuance of
 common stock                   9,645          3,768          9,026
Purchase of treasury
 stock                        (15,887)            --             --
Dividends paid                (26,579)       (20,062)       (12,795)
Other, net                        (22)         1,377         (2,644)
--------------------------------------------------------------------------------
Net cash provided by
 (used in) financing
 activities                    30,508        (16,842)         1,261
--------------------------------------------------------------------------------
Net increase (decrease)
 in cash and cash
 equivalents                   11,781         (5,083)         4,043
Cash and cash
 equivalents at
 beginning of year              1,377          6,460          2,417
--------------------------------------------------------------------------------
CASH AND CASH
 EQUIVALENTS AT END
 OF YEAR*                    $ 13,158       $  1,377       $  6,460
--------------------------------------------------------------------------------
Supplemental
 disclosure of cash
 flow information:
Cash paid (received)
 during the year for:
  Interest                   $  4,037       $  1,910       $  2,801
  Income taxes                 (3,140)        (2,493)          (274)
--------------------------------------------------------------------------------

*Eliminated in consolidation.

                                  SIGNATURES




        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE COLONIAL BANCGROUP, INC.
                                        ----------------------------
                                                (Registrant)

Date:   May 27, 1998                     /s/ W. Flake Oakley
                                        ----------------------------
                                              W. Flake Oakley
                                              Chief Financial Officer